Exhibit 10.14
Execution Version
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED PURSUANT TO REGULATION S-K, ITEM 601(B) BECAUSE THE REGISTRANT HAS DETERMINED THAT THE OMITTED INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CAPE PHASE 1 INTERMEDIATE HOLDCO, LLC
a Delaware limited liability company
Dated as of February 6, 2026

-i-

TABLE OF CONTENTS
(Continued)
-ii-

TABLE OF CONTENTS
(Continued)

		Page

Section 10.11.	Further Assurances	54
Section 10.12.	Waiver of Certain Rights	54
Section 10.13.	Counterparts	54
Section 10.14.	Electronic Transmissions	54
-iii-

Schedules & Exhibits

Schedule 1	Members, Classes, Capital Contributions, and Units

Schedule 2	Sharing Ratios

Exhibit A	Distributions

Exhibit B	Form of Adoption Agreement

Exhibit C	Project Budget

Exhibit D	Base Case Model

Exhibit E	Buyout Model Principles
-iv-

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CAPE PHASE 1 INTERMEDIATE HOLDCO LLC
This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Cape Phase 1 Intermediate HoldCo LLC, a Delaware limited liability company (the “Company”), is made and entered into as of February 6, 2026 (the “Effective Date”) by and among the undersigned Members (as defined below) and the Company, and each other Person that becomes a Member hereunder in accordance with the terms hereof. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to them set forth in Section 1.01.
RECITALS
WHEREAS, the Company was formed by the filing of a certificate of formation with the Secretary of State of the State of Delaware on September 3, 2025;
WHEREAS, Cape HoldCo LLC, a Delaware limited liability company, as the initial sole member of the Company (“Fervo”), entered into that certain Limited Liability Company Agreement, dated as of September 11, 2025 (the “Original Agreement”);
WHEREAS, on October 6, 2025, the Company issued to Centaurus Capital LP, a Texas limited partnership (“Investor”), 7,500 Class A Units of the Company, Investor was admitted to the Company as a Member, and Fervo and Investor entered into that certain Amended and Restated Limited Liability Company Agreement (the “A&R Agreement”), which amended and restated the Original Agreement in its entirety;
WHEREAS, pursuant to that certain Transfer Agreement, dated February 6, 2026 (the “Assignment Agreement”), by and between Investor and Keith Holst (“Holst”), Investor assigned 150 Class A Units of the Company to Holst;
WHEREAS, Holst is a Member of the Company in his individual capacity and is also professionally affiliated with Investor, and in such capacity has been designated by Investor to receive certain information; and
WHEREAS, Fervo, Investor and Holst desire to amend and restate the A&R Agreement to reflect the admission of Holst as a Member, their agreement as Members to the terms, provisions and conditions with respect to the regulation and management of the Company set forth herein, and provide for the relative rights and obligations of the Members with respect to the Company as hereinafter provided.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS
Section 1.01.    Definitions. As used in this Agreement, the following terms have the following meanings; provided, that capitalized terms used in this Agreement but not otherwise defined in this Section 1.01 shall have the meanings given to them in Exhibit A hereto:
“A&R Agreement” has the meaning set forth in the recitals hereto.
“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.
“Act” means the Delaware Limited Liability Company Act.
“Action” has the meaning set forth in Section 6.02(o)(i)(G).
“Adjusted Base Case Model” means the financial model determined at Final Completion in accordance with Schedule 2.
“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year or portion thereof, after giving effect to the following adjustments:
(a)    add to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(b)    subtract from such Capital Account such Member’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).
This definition is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Adoption Agreement” means an Adoption Agreement substantially in the form of Exhibit B.
“Affiliate” means, with respect to a Person, any other Person Controlling, Controlled by, or under common Control with the first Person. For purposes of this Agreement, (a) the Members and their respective Affiliates (other than the Company Group) shall be deemed not to be Affiliates of the Company Group and (b) each Company Group member shall be deemed not to be an Affiliate of any Member or its Affiliates (other than the Company Group).
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Anti-Corruption Laws” means any and all Laws concerning or relating to the prevention or prohibition of bribery or corruption, including, but not limited to, (i) the U.S. Foreign Corrupt Practices Act 1977, as amended, (ii) the UK Bribery Act 2010, as amended, and (iii) principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and such Convention’s Commentaries.

“Anti-Money Laundering Laws” means any Law relating to the prevention or prohibition of money laundering or terrorism financing, including the USA PATRIOT Act of 2001, as amended.
“Assignment Agreement” has the meaning set forth in the recitals hereto.
“Available Cash” means an amount equal to, (i) the sum of all unrestricted cash and cash equivalents of the Company Group from (a) the proceeds from any transfer of Utah PTCs by any member of the Company Group, (b) the proceeds from any transfer of PTCs by any member of the Company Group and (c) cash flows for operations, less (ii) the amount of any cash reserves that are necessary or appropriate in the reasonable discretion of the Board as determined in good faith (a) for debt service and the payment of all fees and expenses related to any indebtedness and/or preferred equity of the Company Group (including any distributions to Breakthrough Catalyst or payments to any other Project Financing), (b) to provide for the proper conduct of the business of the Company subsequent to such period, including reserves for the payment of costs and expenses, including capital costs and expenses, operating costs and expenses (including Makeup Capital Expenditures and other expenses related to scheduled maintenance on the Project), administrative costs and expenses and Taxes, (c) to perform its obligations under any contract to which any member of the Company Group is a party or by which it is bound or its assets are subject or (d) to comply with applicable Law.
“Bankruptcy” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law has been commenced and one hundred twenty (120) days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and ninety (90) days have expired without the appointment’s having been vacated or stayed, or ninety (90) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
“Base Case Model” means the financial model attached as Exhibit D to this Agreement.
“Blocker” has the meaning set forth in Section 8.04(a).
“Board” has the meaning set forth in Section 6.01.
“Breakthrough Catalyst” means Granite Energy InvestCo, LLC and its Affiliates.
“Business Day” means any day other than a Saturday, Sunday, or legal holiday on which banks in New York, New York or Houston, Texas are authorized or obligated by Law to close.
“Buyout Model” has the meaning set forth in Section 4.07(b).
“Buyout Notice” has the meaning set forth in Section 4.07(a).

“Buyout Price” means an (A) amount equal to the net present value as of the date of the COC Closing of projected distributions to the Class A Members between the COC Closing and the projected Third Flip Date as set forth in the Buyout Model, plus (B) in the event the Company has exercised the Call Right, any tax liability imposed on the Class A Members as a result of the recapture of ITCs claimed by the Company pursuant to Section 50 of the Code and Treasury Regulations Section 1.47-6(a)(2) solely as a result of the Buyout Transaction; provided, that, if the Company exercises its Call Right, then the component of the Buyout Price calculated under clause (A) shall not be less than the Minimum Call Price. For the avoidance of doubt, if the Class A Members exercise their Put Right, then the Minimum Call Price will not be applicable.
“Buyout Rights” has the meaning set forth in Section 4.07(a).
“Buyout Transaction” has the meaning set forth in Section 4.07(e).
“Call Right” has the meaning set forth in Section 4.07(a).
“Cape Phase 1 WellCo” means Phase 1 WellCo, LLC, a Delaware limited liability company.
“Capital Account” means an account established and maintained for each Member on the Company’s books and records in compliance with Treasury Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2, as amended, and Section 3.04.
“Capital Call” has the meaning set forth in Section 3.03(b)(ii).
“Capital Contribution” means the amount of cash and property (based on the Fair Market Value thereof, net of any liabilities assumed or taken subject to by the Company) contributed or deemed contributed to the Company by a Member pursuant to this Agreement.
“Certificate” has the meaning set forth in Section 2.01.
“CGS 3” means Cape Generating Station 3 LLC, a Delaware limited liability company.
“CGS 5” means Cape Generating Station 5 LLC, a Delaware limited liability company.
“Class A Capital Contributions” means, for any Class A Unit at any time, the sum of the Capital Contributions attributable to the acquisition of such Class A Unit.
“Class A Members” means any Member owning Class A Units, in such capacity.
“Class A Shortfall” means the amount by which the cumulative amount of cash actually distributed to the Class A Members by the Company from the Effective Date through the end of the Fiscal Year in question is less than the cash that the Adjusted Base Case Model projected the Class A Members to have received through the end of such Fiscal Year; provided that, for the avoidance of doubt, the Class A Shortfall shall not include or be increased in respect of any amounts attributable to any Tax liability of the Class A Members (or their respective beneficial owners) resulting from their investment in the Company, including any Tax liabilities imposed on the Class A Members or their respective beneficial owners (and not the Company) arising as a result of the recapture of ITCs or any loss or reduction of, or a limitation imposed on, any losses or deductions allocated by the Company to the Class A Members.

“Class A Units” means the Class A Units issued to those Persons listed as Class A Members on Schedule 1 as of the Effective Date and any other Units issued after the Effective Date and designated by the Board as Class A Units.
“Class B Member” means any Member owning Class B Units, in such capacity.
“Class B Units” means the Class B Units issued to those Persons listed as Class B Members on Schedule 1 as of the Effective Date and any other Units issued after the Effective Date and designated by the Board as Class B Units.
“COC Closing” has the meaning set forth in Section 4.07(a).
“COC Transaction” has the meaning set forth in Section 4.07(a).
“Code” means the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding Law.
“Committee” has the meaning set forth in Section 6.02(n).
“Company” has the meaning set forth in the introductory paragraph hereof.
“Company Group” means the Company, the Project Company, Cape Phase 1 WellCo and any other Subsidiary of the Company from time to time.
“Company Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”
“Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in a business that utilizes enhanced geothermal system technology or techniques in connection with the development, construction or operation of electric generation facilities.
“Contribution Value” means the Fair Market Value of a Company asset contributed (for U.S. federal and applicable state and local income tax purposes) by a Member to the Company (net of liabilities secured by such contributed asset that the Company is treated as assuming or taking subject to).
“Control” as to any Entity means (a) the possession, directly or indirectly, through one or more intermediaries, of the right to more than 50% of the distributions therefrom (including liquidating distributions) or (b) the power or authority, directly or indirectly, through one or more intermediaries, through ownership of voting securities, by contract, or otherwise, to direct the management, activities or policies of such Entity. For the avoidance of doubt, a change of Control of the Company will be deemed to occur upon (among other occurrences) Fervo and its Affiliates’ loss of the right to appoint and/or control the appointment of at least a majority of the Managers on the Board other than pursuant to Section 3.03(c) or Section 6.10.
“Default” has the meaning set forth in Section 3.03(c).

“Default Rate” means a rate per annum equal to the lesser of (a) the sum of (i) the prime rate published in The Wall Street Journal, plus five (5) percentage points per annum and (b) the maximum rate permitted by Law.
“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that (a) with respect to any property the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other period will be the amount of book basis recovered for such Fiscal Year or other period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2) and (b) with respect to any other property the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation for such Fiscal Year or other period will be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis. Notwithstanding the foregoing, if the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period is zero, then, for the purposes of clause (b) above, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.
“Designated Engineer” means Black & Veatch or, if Black &Veatch has a conflict of interest, a business relationship with the Class A Members, the Class B Member, or any of their Affiliates, or if the Members otherwise determine to select a different firm, such other experienced independent engineer that is mutually selected by the Members.
“Designated Firm” means Ernst & Young LLP or, if Ernst & Young LLP has a conflict of interest, a business relationship with the Class A Members, the Class B Member, or any of their Affiliates, or if the Members otherwise determine to select a different firm, such other nationally recognized valuation firm that is mutually selected by the Members.
“Designated Individual” has the meaning set forth in Section 8.03(a).
“Dispute” has the meaning set forth in Section 10.08(a).
“Dispute Notice” has the meaning set forth in Section 4.07(c).
“Effective Date” has the meaning set forth in the introductory paragraph hereof.
“Eligible Purchaser” means any Member that certifies to the Board’s reasonable satisfaction that such Member is an Accredited Investor.
“Eligible Purchaser Persons” has the meaning set forth in Section 3.03(c)(iv).
“Enforceability Exceptions” has the meaning set forth in Section 4.05(c).
“Entity” means any corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, plan, unincorporated association, estate, or other entity.
“Escalante” means Escalante Desert Resources LLC, a Delaware limited liability company.

“Escalante Sale” has the meaning set forth in Section 4.07(a).
“Excluded Entities” has the meaning set forth in Section 7.03.
“Exclusion” has the meaning set forth in Section 7.07.
“Export Control Laws” means any Law governing the export or transfer of goods, technology, software, technical data or defense services, including (a) the U.S. Export Administration Act, (b) U.S. Export Administration Regulations (15 C.F.R. § 730 et seq.), U.S. Arms Export Control Act, and the U.S. International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), and (c) Laws governing the importation of goods, including Laws administered by U.S. Customs and Border Protection.
“Fair Market Value” means, with respect to an item at any time, the value (expressed in U.S. dollars) as reasonably determined by the Board in good faith that would be obtained at such time in a sale of such item to an unaffiliated buyer on arms’-length terms.
“Fervo” has the meaning set forth in the recitals hereto.
“Fervo Construction Capital Commitment” has the meaning set forth in Section 3.03(b)(i).
“Fervo Maintenance Capital Commitment” has the meaning set forth in Section 3.03(b)(i).
“Final Buyout Price” has the meaning set forth in Section 4.07(e).
“Final Completion” means the later to occur of the Commercial Operation Date (as that term is defined in the SCE PPA) and the Commercial Operation Date (as that term is defined in the Shell PPA).
“Fiscal Year” has the meaning set forth in Section 2.06.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any (a) national, federal, provincial, territorial, state, regional, municipal, local, or other government, (b) governmental or public department, court, tribunal, arbitral body, statutory body, commission, board, bureau, or agency, (c) self-regulatory organization, regulatory authority, administrative tribunal, or authority, (d) subdivision, agent, commission, board, or authority of any of the foregoing or (e) quasi-governmental or private body exercising any regulatory, expropriation, or Taxing authority under or for the account of any of the foregoing.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    The initial Gross Asset Value of any asset contributed (or deemed contributed) by a Member to the Company is the gross Fair Market Value of such asset;
(b)    The Gross Asset Value of all Company assets may be adjusted to equal their respective gross Fair Market Values (taking Code Section 7701(g) into account), as determined by the Board using such reasonable method of valuation as it may adopt, as of immediately prior to (or immediately after, in the case of the exercise of a non-compensatory option described below) the occurrence of any event described in clauses (i) through (iv) below (and at such other times as the Board may determine to be necessary or advisable to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2) and taking into account the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(f):
(i)    the acquisition of additional Units in the Company by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Board determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;
(ii)    the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for Units in the Company, if the Board determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;
(iii)    the Company’s liquidation or dissolution within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and
(iv)    the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the Company’s benefit by an existing Member acting in his capacity as a Member, or by a new Member acting in his capacity as a Member or in anticipation of becoming a Member, if the Board determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;
(c)    The Gross Asset Value of any Company asset distributed to a Member shall be adjusted to equal the gross Fair Market Value of such asset (taking Code Section 7701(g) into account) on the date of distribution;
(d)    The Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 732(d), 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), except that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent that an adjustment pursuant to clause (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and
(e)    If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clause (a), (b), or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect such asset for purposes of computing Capital Account balances.
“Gross Liability Value” means, with respect to any Company liability described in Treasury Regulations Section 1.752-7(b)(3)(i), and subject to the provisions of Treasury Regulations Section 1.752-7(c), the amount of cash that a willing assignor would pay to a willing assignee to assume such liability in an arms’-length transaction, as determined by the Board. The Gross Liability Value of each such Company liability described in Treasury Regulations Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Gross Asset Values.
“Holst” has the meaning set forth in the recitals hereto.
“Holst Maintenance Capital Commitment” has the meaning set forth in Section 3.03(b)(i).

“Indemnified Losses” has the meaning set forth in Section 6.05(c).
“Indemnitee” has the meaning set forth in Section 6.05(c).
“Initial Capital Contributions” has the meaning set forth in Section 3.03(a).
“Internal Restructuring” means, with respect to the Company Group, any re-formation, conversion, transfer of assets, Transfer by Members of their Units, merger, incorporation, liquidation, recapitalization, reorganization, contribution, or exchange of Units into other equity interests or other transaction undertaken (a) in a manner that does not result in any adverse change to the relative economic interests of any Member in the Company’s assets, (b) in connection with a Public Offering in accordance with this Agreement, or (c) as the Board determines, acting reasonably and in good faith, appropriate to comply with changes in Law; provided, in each case, the Class A Members are not disproportionately affected compared to the Class B Members.
“Investment Exit” means (a) any event or transaction resulting in the liquidation of all or substantially all of the value of the assets of the Company Group (other than pursuant to an Internal Restructuring), whether pursuant to (i) a sale of assets, (ii) a merger, consolidation, tender offer or other business combination, (iii) a sale of Units, or (iv) any other transaction similar to the foregoing or (b) a Public Offering.
“Investor” has the meaning set forth in the recitals hereto.
“Investor Maintenance Capital Commitment” has the meaning set forth in Section 3.03(b)(i).
“Investor Subscription Agreement” means that certain Subscription Agreement, dated as of October 3, 2025, by and between Investor and the Company.
“IPO” means Topco’s first underwritten public offering of its common stock under the Securities Act.
“IRS” means the Internal Revenue Service and any successor Governmental Authority.
“ITC” means the investment tax credits provided for under Section 48 of the Code.
“ITC Recapture Period” means the five full years following the date that the assets of Cape Phase 1 WellCo are placed in service.
“Law” means (a) all applicable laws, regulations, statutes, codes, rules, Permits, licenses, certifications, decrees, or standards imposed by any Governmental Authority and (b) all applicable orders, injunctions, judgments, decrees, rulings, writs, assessments, awards, subpoenas, verdicts, settlements, or findings from any Governmental Authority.
“Makeup Capital Expenditures” means capital expenditures incurred in connection with drilling and completing makeup wells and connecting such makeup wells to ORCs and/or any related surface activities.
“Manager” has the meaning set forth in Section 6.01.
“Member” means any Person owning Units as permitted under this Agreement.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i) with respect to “partner nonrecourse debt minimum gain.”
“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”
“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”
“Membership Interest” means with respect to any Member at any time, the entire equity interest (or “limited liability company interest” as that term is used in the Act) of such Member in the Company and all rights and liabilities associated therewith, which shall be represented by such Member’s Units.
“Minimum Call Price” means the sum of (A) the positive difference, if any, between (i) the total aggregate amount of projected distributions to the Class A Members during the period commencing on the projected date (as set forth in the Adjusted Base Case Model) of Final Completion and ending on the COC Closing, as set forth in the Adjusted Base Case Model, minus (ii) the total aggregate amount of distributions, if any, made in respect of the Class A Units during such period; plus (B) the present value of distributions that the Adjusted Base Case Model projects would be made in respect of the Class A Units after the period described in clause (A)(i) and through the fifteenth (15th) anniversary of Final Completion; provided that, for the avoidance of doubt, the Minimum Call Price shall not include or be increased in respect of any amounts attributable to any Tax liability of the Class A Members (or their respective beneficial owners) resulting from their investment in the Company, including any Tax liabilities imposed on the Class A Members or their respective beneficial owners (and not the Company) arising as a result of the recapture of ITCs or any loss or reduction of, or a limitation imposed on, any losses or deductions allocated by the Company to the Class A Members.
“Non-Contributing Member” has the meaning set forth in Section 3.03(c).
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).
“Original Agreement” has the meaning set forth in the recitals hereto.
“Other Indemnitor” has the meaning set forth in Section 6.06(a).
“Other Material Project Agreements” means (a) the Construction Services Agreement, dated as of October 4, 2024, by and between CGS 3 and Industrial Builders, Inc., an Idaho corporation, (b) the Contract for the Sale of Turboden Products, dated as of February 27, 2024, by and among CGS 1, CGS 3 and Turboden S.p.A., (c) the LGIA, (d) the Long-Term Point-to-Point Transmission Service Agreement, dated as of June 12, 2024, by and between Milford Gen Lead, LLC and Cape TransCo, (e) the Engineering, Procurement and Construction Agreement, dated as of December 16, 2024, by and between Expanse Electrical Company, LLC and Cape TransCo, (f) the XRC Loan Agreement

and (g) the Operation and Maintenance Agreement, dated as of May 28, 2025, by and among FEC Operations, LLC, a Delaware limited liability company, CGS 1, CGS 2, CGS 3, CGS 4 and CGS 5, and Cape TransCo, in each case, as amended, supplemented or otherwise modified from time to time.
“Over-Allotment Amount” has the meaning set forth in Section 3.03(c)(ii).
“Partially Adjusted Capital Account” means, with respect to each Fiscal Year or other period and with respect to each Person who was a Member during such Fiscal Year or other period, the Capital Account balance of such Person at the beginning of such Fiscal Year or other period, adjusted as set forth in the definition of Capital Account for all contributions and distributions during such Fiscal Year or other period, and after all special allocations pursuant to Section 5.02(a)(ii) made to such Person for such Fiscal Year or other period, but before giving effect to any allocations of Profits or Losses (or items thereof).
“Partnership Representative” means the partnership representative of the Company within the meaning of Code Section 6223(a) (and any similar provision of state, local or foreign law).
“Permit” has the meaning set forth in the Investor Subscription Agreement.
“Permitted Transfer” means, with respect to any Member, any Transfer of Units by such Member to a Permitted Transferee.
“Permitted Transferee” means, with respect to (a) a Member who is an individual, (i) a trust for estate planning purposes solely for the benefit of a Member or such Member’s Relatives of which the Transferring Member is the trustee or (ii) an Entity that is wholly owned by such Member or such Member’s Relatives or trusts for the sole benefit of such Member’s Relatives and Controlled (through voting rights) by such Transferring Member, (b) any Member which is an Entity, (i) any Person which is an Affiliate of such Member and (ii) any existing lender (or refinancing lender thereof) to such Member who takes a pledge of some or all of such Member’s Units for collateral security purposes, (c) Fervo, any third party transferee(s) so long as Fervo and its Affiliates hold more than 50% of the Class B Units as of immediately following such transfer and such Transfer does not result in a change of Control of Fervo, and (d) Investor after the expiration of the ITC Recapture Period, the Laura and John Arnold Foundation, any other not-for-profit Entities or foundations established by Laura Arnold and/or John D. Arnold, or any public charity or public charities that receive other assets of Investor and/or the Laura and John Arnold Foundation.
“Person” means any natural person or Entity.
“Potential COC Notice” has the meaning set forth in Section 4.07(a).
“PPA” means, individually or collectively, (a) the Midterm Reliability Energy Resource Purchase and Sale Agreement, dated as of October 30, 2023, by and between Southern California Edison Company, a California corporation, and CGS 3, as amended by Amendment No. 1, dated as of January 9, 2025 and as may be further amended, supplemented or otherwise modified from time to time (the “SCE PPA”) and (b) the Renewable Power Purchase Agreement, dated as of April 1, 2025, by and between CGS 5 and Shell Energy North America (US), L.P., a Delaware limited partnership (the “Shell PPA”).
“Preemptive Notice” has the meaning set forth in Section 3.03(c)(i).

“Pro Rata Share” has the meaning set forth in Section 3.03(c)(ii).
“Profits” and “Losses” means, respectively, for each Fiscal Year or other period, as determined in accordance with the method of accounting followed by the Company for U.S. federal income tax purposes, an amount equal to the Company’s Taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) will be included in Taxable income or loss), with the following adjustments:
(a)    any Company income that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition will increase the amount of such income or decrease the amount of such loss;
(b)    any Company expenditure described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, will decrease the amount of such income or increase the amount of such loss;
(c)    gain or loss resulting from any disposition of Company assets where such gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;
(d)    in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such income or loss, Depreciation will be taken into account for such Fiscal Year or other period;
(e)    if the Gross Asset Value of any Company asset is adjusted in accordance with clause (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment will be taken into account in the Fiscal Year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
(f)    if the Gross Liability Value of any Company asset described in Treasury Regulations Section 1.752-7(b)(3)(i) is adjusted as required by this Agreement, the amount of such adjustment will be treated as an item of loss (if the adjustment increases the Gross Liability Value of such Company liability) or an item of gain (if the adjustment decreases the Gross Liability Value of such Company liability) and will be taken into account for purposes of computing Profits or Losses; and
(g)    notwithstanding any other term of this definition, any items that are specially allocated pursuant to Section 5.02(b) will not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.02(b) will be determined by applying rules analogous to those set forth in this definition.
“Project” means the approximately 97 MW Cape Phase I geothermal electric generation facility under development by the Project Company in Milford, Utah.
“Project Budget” means the capital budget covering the development (including permitting), design, construction, installation and commissioning of the Project through the date the Project achieves Final Completion, which is attached to this Agreement as Exhibit C.

“Project Company” means Cape Phase I Holdco LLC, a Delaware limited liability company.
“Project Company LLCA” means the Amended and Restated Limited Liability Company Agreement of Cape Phase I Holdco, LLC, dated as of May 28, 2025, by and between the Project Company, Breakthrough Catalyst and Fervo, as amended or restated from time to time.
“Project Financing” has the meaning set forth in Section 3.03(b)(v).
“PTCs” means the renewable energy production tax credits provided for pursuant to Section 45 of the Code.
“Public Offering” means any sale in a (a) firm underwritten public offering registered under the Securities Act of any class of equity securities of the Project Company (or any successor thereto), or (b) a two-step transaction in which any class of equity securities of the Project Company (or any successor thereto) is issued in a private placement effected pursuant to an exemption from the registration requirements of the Securities Act coupled with a subsequent public offering registered under the Securities Act of any class of equity securities of the Project Company (or any successor thereto).
“Put Right” has the meaning set forth in Section 4.07(a).
“Relatives” means, with respect to any individual, such individual’s spouse, children (including stepchildren and children by adoption), parents, and the lineal descendants of such individual’s parents (including stepchildren and children by adoption).
“Requesting Purchaser” has the meaning set forth in Section 3.03(c)(ii).
“Restricted Party” means any Person that (a) is designated on any Sanctions-related list of proscribed Persons, (b) is domiciled in or organized under the Laws of any country or territory that is the subject of country- or territory-wide Sanctions, (c) is owned (50% or greater) or controlled by or acting on behalf of, a Person or Persons described in clause (a) or clause (b) or (d) is otherwise the subject or target of Sanctions.
“Revised Partnership Audit Rules” has the meaning set forth in Section 8.03(a).
“Royalty Payments” means cash royalty payments equal to $5.00 per MWh delivered under the then applicable power purchase agreements of the Project, payable only following Project Company’s (or its successor in interest’s) receipt of payment pursuant to such power purchase agreements.
“Sale of the Company” means either (a) a transaction or series of transactions in which a Person, or group of related Persons, acquires from the stockholders of Topco the shares representing more than fifty percent of the outstanding voting power of Topco outstanding as of immediately prior to such transaction or series of related transactions, or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Amended and Restated Certificate of Incorporation of Topco, dated as of February 6, 2024.
“Sanctions” means those applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures (in each case having the force of Law) administered, enacted or enforced from time to time by (a) the United States (including the Department of the

Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) His Majesty’s Treasury, or (e) other similar Governmental Authorities with regulatory authority over the Company Group, the Members or their respective operations from time to time.
“SCE PPA” has the meaning set forth in the definition of “PPA.”
“Securities Act” means the Securities Act of 1933.
“Shell PPA” has the meaning set forth in the definition of “PPA.”
“Step-In Event” means (a) Shell or SCE has a right to terminate the Shell PPA or SCE PPA, respectively, (b) any Bankruptcy of Topco, or (c) if (i) the Project’s production after Final Completion continuously falls below the thresholds required by any PPA for a period of more than one year and (ii) the Company Group or Topco fail to finalize a credible remediation plan to address such production decline, as determined by the Investor in its sole discretion.
“Subsidiary” means any Entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries, or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of membership, partnership, or other similar ownership interest thereof or the power to elect or appoint a majority of the managers or governing body thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries, or a combination thereof.
“Target Capital Accounts” means, with respect to each Fiscal Year or other period and with respect to each Person who was a Member during such Fiscal Year or other period, the amount (which may be either a positive or a deficit balance) equal to the difference between (a) the amount of the hypothetical distribution (if any) that such Person would receive if, on the last day of such Fiscal Year or other period, (i) all Company assets, including cash, were sold for cash equal to their Gross Asset Values, taking into account any adjustments thereto for such Fiscal Year or other period, (ii) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability or Member Nonrecourse Debt, to the Gross Asset Values of the assets securing such liability), and (iii) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 9.02(c)(iii) and, if applicable, Section 4.08 and (b) the sum of (i) the amount, if any, without duplication, that such Person would be obligated to contribute to the Company’s capital pursuant to this Agreement, if applicable, computed immediately after the hypothetical sale described in clause (a) above, (ii) such Person’s share of Company Minimum Gain determined pursuant to Treasury Regulations Section 1.704 2(g), and (iii) such Person’s share of Member Minimum Gain determined pursuant to Treasury Regulations Section 1.704 2(i)(5), clauses (ii) and (iii) to be computed immediately prior to the hypothetical sale described in clause (a) above.
“Tax” means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, fines, penalties or additions to tax, or additional amounts in respect of the foregoing.

“Tax-Exempt Entity” shall mean (i) an organization that is exempt from tax imposed by Chapter 1 of the Code; (ii) the United States or any possession thereof, any State (including the District of Columbia) or political subdivision thereof, any international organization (as defined in Section 7701(a)(18) of the Code), or any agency or instrumentality of the foregoing, (iii) any non-United States person or entity; (iv) any Indian tribal government described in Section 7701(a)(40) of the Code; (v) any “tax-exempt controlled entity” as defined in Section 168(h)(6)(F)(iii) of the Code (except to the extent a valid election under Section 168(h)(g)(F)(ii) of the Code has been made for such entity not to be treated as a “tax-exempt entity”); (vi) any successor organization as defined in Section 168(h)(2)(E)(iii) of the Code; or (vii) pass-through entity for U.S. federal income tax purposes whose direct or indirect owners are described in clause (i), (ii), (iii), (iv), (v) or (vi).
“Term Debt” means with respect to the Company and each of its Subsidiaries, at any date and without duplication (a) all indebtedness of such Person for borrowed money (i) that is evidenced by bonds, debentures, notes, or other similar instruments, with a specific principal amount(s), (ii) that accrues interest at stated rates or pursuant to stated formulas, (iii) the proceeds of which are advanced on the date of issuance or in tranches, (iv) the proceeds of which are not subject to re-borrowing after repayment (i.e., not a revolving credit facility), and (v) with a specified maturity date of more than one year, (b) Project Financing, to the extent not repaid or refinanced with Term Debt upon Final Completion, (c) the financing(s) referenced in the definition of “Debt Recap,” and/or (d) all obligations under guaranties by such Person in respect of obligations of the kind described in the immediately preceding clauses (a) through (c).
“Topco” means Fervo Energy Company, a Delaware corporation.
“Transfer” means, with respect to a Person, a direct or indirect disposition, sale, assignment, transfer, gift, surrender for cancellation, exchange, pledge, or grant of a security interest, in each case whether voluntary or involuntary, including the issuance of equity interests in any such Person that is an Entity.
“Treasury Regulations” means temporary and final Treasury Regulations promulgated under the Code.
“Units” means units representing the Membership Interests in the Company, including the Class A Units, the Class B Units, and any other class or series of units or other equity securities of the Company issued in accordance with the terms of this Agreement after the Effective Date.
“Utah PTCs” means any corporate, franchise or income production tax credit available under the applicable Laws relating to Taxes in the State of Utah.
“XRC Loan Agreement” means, collectively, the Loan Agreement, dated as of August 13, 2024, by and among CGS 3 and CGS 5, as borrowers, and XRL ALC, LLC, a Delaware limited liability company, as lender, and all other Loan Documents (as defined therein), together with any refinancing, replacement or extension thereof.
Section 1.02.    Construction.
(a)    Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

If a term is not defined herein but is an accounting term, it shall have the meaning accorded it in accordance with GAAP.
(b)    References herein to: (i) any Law shall be deemed to also refer to all rules and regulations promulgated thereunder unless the context requires otherwise, (ii) any agreement, instrument or Law means such agreement, instrument, or Law as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Law, by succession of comparable successor Law, (iii) the employment, death, disability, spouse, Relative, heir, legatee, or Permitted Transferee of a Member that received its Units pursuant to a Permitted Transfer shall be deemed to be references to the employment, death, disability, spouse, Relative, heir, legatee, or Permitted Transferee of the Person from whom or in respect of whom such Member received such Units, and (iv) a breach, default, other action, debt, or liability of a Member shall be deemed to include a breach, default, other action, debt, or liability by any Permitted Transferee that has received Units from such Member pursuant to a Permitted Transfer and a breach, default, other action, debt, or liability by any Person from whom or in respect of whom such Member received such Units pursuant to a Permitted Transfer.
(c)    Unless otherwise expressly specified: (i) all accounting determinations will be made in accordance with GAAP in effect from time to time, (ii) the words “includes” or “including” shall mean “including without limitation”, (iii) all references to Articles and Sections refer to articles and sections of this Agreement, (iv) all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes, (v) the word "or" shall not be applied in its exclusive sense, and (vi) requirements for the consent or approval of a Person shall require that such consent or approval be in writing and delivered in advance of the action, agreement, or matter that is consented to or approved.
(d)    Each Member acknowledges that it and its attorneys and advisers have been given an equal opportunity to negotiate the terms of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
ARTICLE II
ORGANIZATION
Section 2.01.    Formation. The Company was organized as a Delaware limited liability company by the filing of the Company’s certificate of formation (the “Certificate”) in the office of the Secretary of State of the State of Delaware pursuant to the Act on September 3, 2025. The rights, powers, duties, obligations, and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.
Section 2.02.    Name. The Company’s name is Cape Phase 1 Intermediate HoldCo, LLC. Company business will be conducted in such name or such other names that comply with Law as the Board may select from time to time.
Section 2.03.    Registered Office; Registered Agent. The Company’s registered office in the State of Delaware will be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by Law. The Company’s registered agent in the State of Delaware will be the initial registered agent designated in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by Law.
Section 2.04.    Principal Office. The Company’s principal office will be at 910 Louisiana Street, Suite 4400, Houston, Texas 77002, or such other location (which need not be in the State of Delaware) as the Board may designate from time to time. The Company may have such other offices as the Board may determine appropriate.
Section 2.05.    Purpose; Powers. The Company is organized for the purposes of (a) holding the equity interests in the Project Company and any other Subsidiary that may be formed from time to time after the Effective Date in accordance with this Agreement to carry out any other purpose of the Company described in this Section 2.05, (b) engaging through other members of the Company Group in the ownership, development, construction, financing, operation and maintenance of the Project and (c) engaging in any other activities directly or indirectly relating to the foregoing. The Company will have all powers permitted to be exercised by a limited liability company organized in the State of Delaware.
Section 2.06.    Fiscal Year. The Company’s fiscal year (the “Fiscal Year”) for financial statement purposes will end on December 31 except as otherwise determined by the Board.
Section 2.07.    Filing of Certificates. Each of the Managers is hereby designated as an “authorized person” within the meaning of the Act to have the authority to execute, deliver and file, or to cause the execution, delivery, and filing of, any amendments or restatements of the Certificate and any other certificates, notices, statements, or other instruments (and any amendments or restatements thereof) necessary or advisable for the Company’s formation or operation in all jurisdictions where the Company may elect to do business.
Section 2.08.    Term. The Company will continue in existence until terminated pursuant to this Agreement or the Act.
Section 2.09.    Amendment and Restatement. The Members hereby amend and restate the A&R Agreement, which is replaced and superseded in its entirety by this Agreement.
ARTICLE III
MEMBERS; UNITS; CAPITAL CONTRIBUTIONS
Section 3.01.    Members. The names, addresses, Capital Contributions and number and class of Units of the Members as of the Effective Date are set forth on Schedule 1. Additional Persons may be admitted as Members (a) upon fulfillment of the conditions set forth in Section 4.01 or (b) upon issuance of Units to such Persons on such terms as determined by the Board (subject to Section 3.02, Section 3.03(c) and Section 6.02(o)) so long as the applicable Person has agreed to be bound by this Agreement by executing and delivering a counterpart signature page to this Agreement or an Adoption Agreement, as applicable. The Board is hereby authorized to amend Schedule 1 to reflect any changes to information called for by Schedule 1; provided, however, that the failure by the Board to timely amend Schedule 1 shall have no effect on the validity of any event necessitating such amendment. Unless admitted to the Company as a Member as provided in this Agreement, no Person (including an assignee of rights with respect to Units or a transferee of Units, whether voluntary, by operation of Law or otherwise) will be, or will be considered, a Member. The Company may elect to deal only with Persons admitted as Members as provided in this Agreement (including their duly authorized representatives). Any distribution made by the Company to a Person shown on the Company’s records as a Member or to its legal representatives will relieve the Company of all liability to any other Person who may have an interest in such distribution by reason of any Transfer by such Member or for any other reason.
Section 3.02.    Units.
(a)    Each Member’s Membership Interest in the Company will initially be represented by its Units and its Capital Account. Initially, there shall be two classes of Units, the Class A Units and the Class B Units. Except as otherwise required by Law or set forth in this Agreement, neither the Class A Units nor the Class B Units shall have any voting rights or confer the right to vote on matters related to the Company or otherwise. Subject to Section 3.03(c) and Section 6.02(o), (i) the Company is hereby authorized to issue such number of additional Class A Units or Class B Units as the Board may determine from time to time and (ii) the Board may create additional series or classes of Units having such rights, powers and duties as determined by the Board, including through subdivision or by authorization of Units of such class or series. No Units shall be certificated except as otherwise determined by the Board.
(b)    Each Member and the Company hereby irrevocably elect that all Units, whether evidenced by a certificate or otherwise, shall be securities governed by Article 8 and all other provisions of the Uniform Commercial Code and, pursuant to Section 103(c) of the Uniform Commercial Code, such interests shall be “securities” for all purposes under such Article 8 and under all other provisions of the Uniform Commercial Code.
Section 3.03.    Capital Contributions; Preemptive Rights.
(a)    Initial Capital Contributions.
(i)    In exchange for making Capital Contributions on October 6, 2025 and after giving effect to the Assignment Agreement, each Member shall be deemed to have made Capital Contributions in the amount of the “Initial Capital Contribution” set forth opposite such Member’s name on Schedule 1 (the “Initial Capital Contributions”) and shall own the Units set forth opposite such Member’s name on Schedule 1.
(b)    Subsequent Capital Contributions.
(i)    Fervo hereby agrees and commits to make Capital Contributions to the Company in accordance with this Section 3.03(b) to the extent necessary for the Project Company to achieve Final Completion; provided that Fervo shall not be required to make aggregate Capital Contributions pursuant to this sentence that exceed Fervo’s “Construction Capital Commitment” set forth opposite its name on Schedule 1 (the “Fervo Construction Capital Commitment”). Following Final Completion, each of Investor, Holst and Fervo agrees to make additional Capital Contributions in accordance with this Section 3.03(b) in proportion to its Cash Sharing Ratio then in effect, to the extent such Capital Contributions are required to fund Makeup Capital Expenditures that are required pursuant to either PPA; provided that no Member shall be required to make aggregate Capital Contributions pursuant to this sentence that exceed the “Maintenance Capital Commitment” amount set forth opposite such

Member’s name on Schedule 1 (such amount set forth opposite Fervo’s name on Schedule 1 being referred to as the “Fervo Maintenance Capital Commitment”, such amount set forth opposite Investor’s name on Schedule 1 being referred to as the “Investor Maintenance Capital Commitment” and such amount set forth opposite Holst’s name on Schedule 1 being referred to as the “Holst Maintenance Capital Commitment”).
(ii)    Subject to Section 3.03(b)(iii), the Board shall issue written capital call notices (each a “Capital Call”) to Fervo, Investor and Holst for their respective Capital Contributions that are required pursuant to Section 3.03(b)(i). Each Capital Call shall be provided to the respective Members at least 10 Business Days in advance of the required Capital Contribution and shall specify the respective amounts of the Members’ required Capital Contributions, a reasonably detailed description of the Company’s use thereof, and the Members’ respective unfunded Fervo Construction Capital Commitment, Fervo Maintenance Capital Commitment, Investor Maintenance Capital Commitment and Holst Maintenance Capital Commitment immediately after such Capital Contributions.
(iii)    Except as set forth in Sections 3.03(b)(i)-(ii), no Member shall be required to make any Capital Contribution. The Board may call for voluntary Capital Contributions pursuant to this Section 3.03(b)(iii) on such terms and conditions determined by the Board and agreed by the Member or Members making such additional Capital Contributions. To call for any additional Capital Contributions pursuant to this Section 3.03(b)(iii), the Board shall issue a written request to the applicable Member or Members setting forth (A) the aggregate amount of Capital Contributions required by the Company and the Subsidiaries, (B) the portion of such amount that may be contributed by such Member to the Company, (C) the purpose for which the funds are to be applied in such reasonable detail as may be reasonably requested by a Member and (D) the date on which payments of the Capital Contributions shall be made, which date shall not be less than 15 Business Days following the date such written request is made.
(iv)    Each Member agrees that it shall make payments of the Capital Contributions that it is required to make pursuant to Capital Calls issued under Section 3.03(b)(ii). Capital Contributions shall be made to the Company in immediately available funds or, subject to Section 6.02(o) and to the extent provided in the applicable Capital Call, in kind. All Capital Contributions received by the Company pursuant to this Section 3.03(b) shall be credited to the applicable Member’s Capital Account as of the date each of its Capital Contributions are made. Upon receipt by the Company of a Capital Contribution in accordance with this Section 3.03(b), the Company shall issue to the Member who made such Capital Contribution one Unit of the same class as those held by the Member making such Capital Contribution immediately after the Effective Date for each U.S. dollar so contributed.
(v)    The Fervo Construction Capital Commitment shall be reduced by the committed principal amount (less any financing costs, fees or expenses that increase the Project Budget) of any limited recourse project finance indebtedness from a reputable third party lender obtained by any member of the Company Group after the Effective Date relating to the construction of the Project in accordance with this Agreement (“Project Financing”), solely to the extent the proceeds of such Project Financing (A) are for the purpose of funding amounts set forth in the Project Budget and (B) are drawn by the borrower pursuant to the terms thereof. Promptly following each draw-down of such Project Financing, the Board shall amend Schedule 1 to reflect the corresponding reduction in the Fervo Construction Capital Commitment.
(c)    Capital Contribution Defaults. If any Member fails to make a mandatory Capital Contribution that such Member is required to make pursuant to the terms of this Agreement (such Member, a “Non-Contributing Member”), and such failure continues for more than thirty (30) days, such Member shall be in default hereunder (such failure, a “Default”). During any period commencing at such time as a Member is a Non-Contributing Member and an uncured Default exists until such time as such Default is cured by the Non-Contributing Member’s making of a payment to the Company in an amount equal to the amount of the applicable default Capital Contribution, plus interest accruing at the Default Rate:
(i)    notwithstanding anything to the contrary in this Agreement, if Investor is the Non-Contributing Member, then the Class A Members’ consent rights under Section 6.02(o) shall be suspended until the related Default is cured in accordance with this Section 3.03(c); provided that if such Default is not cured by Investor within 20 Business Days of its occurrence, then such suspension of the Class A Members’ consent rights under Section 6.02(o) shall become permanent;
(ii)    notwithstanding anything to the contrary in this Agreement, if the Class B Member is the Non-Contributing Member, then the Class B Member’s rights to designate the Managers shall be suspended, and Investor shall have the right to remove and replace such Managers on the Board with Managers designated by Investor, in its sole discretion, until the related Default is cured in accordance with this Section 3.03(c); provided that if such Default is not cured by the Class B Member within 20 Business Days of its occurrence, then the Class B Member’s right to designate any Manager under Section 6.02(a) shall permanently terminate and all the Managers on the Board will thereafter be designated solely by Investor;
(iii)    notwithstanding anything to the contrary in this Agreement, if Holst is the Non-Contributing Member, then Investor shall be obligated, upon written notice from the Company, to cure a Default by Holst within 20 Business Days of receiving such notice from the Company; provided that if Investor fails to cure such Default by Holst within such 20 Business Day period, then Investor shall be treated as the Non-Contributing Member with respect to such Default and the provisions of Section 3.03(c)(i) shall apply. Any such amount funded by the Investor to cure a Default by Holst shall be treated hereunder as a Capital Contribution by the Investor;
(iv)    the Non-Contributing Member shall not Transfer any of its Units or all or any of portion of its Membership Interest; and
(v)    if Investor or the Class B Member is not a Non-Contributing Member, Investor or the Class B Member, as applicable, may cause the Company to draw on any credit support provided by or on behalf of the Non-Contributing Member.
The rights of the Members (other than the Non-Contributing Member) set forth in this Section 3.03(c) shall be in addition to such other rights and remedies that may exist at Law, in equity or under Contract on account of such default.

Section 3.04.    Capital Accounts. Subject to compliance with Treasury Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2, each Member’s Capital Account balance shall initially equal the amount of cash and the Contribution Value of any other property contributed (or deemed contributed) by such Member to the Company; provided, however, that if a Member acquired its Unit by Transfer, then such Member’s Capital Account balance shall initially equal the Capital Account balance of the Transferring Member that was attributable to the Units that are Transferred in accordance with this Agreement (other than by pledge of, or grant of a security interest in, such Units), as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(l). Throughout the term of the Company, each Member’s Capital Account shall be maintained in accordance with the following:
(a)    To each Member’s Capital Account there will be added (i) the amount of cash and the Gross Asset Value of any other asset subsequently contributed or deemed contributed by such Member to the Company pursuant to this Agreement, (ii) such Member’s allocable share of Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.02(a) and Section 5.02(b) or other terms of this Agreement, (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member and (iv) any other item required to be credited for proper maintenance of Capital Accounts by Treasury Regulations under Code Section 704(b).
(b)    From each Member’s Capital Account there will be subtracted (i) the amount of cash and the Gross Asset Value of any other Company assets distributed to such Member pursuant to this Agreement, (ii) such Member’s allocable share of Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 5.02(a) and Section 5.02(b) or other terms of this Agreement, (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company, (iv) an allocation of downward basis adjustment to such Member as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(j) and (v) any other item required to be debited for proper maintenance of Capital Accounts by the Treasury Regulations under Code Section 704(b).
(c)    Determination of the amount of any liability for purposes of this Section 3.04, will take into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.
The foregoing terms and the other terms of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied consistently therewith.
Section 3.05.    Predecessor and Successor Members. For purposes of this Agreement: (a) the Capital Contributions of and distributions to a Member in respect of specified Units shall include the Capital Contributions of and distributions to a predecessor holder of such Units (which shall continue to be deemed made or distributed at the time made or distributed), and the Capital Contributions of and distributions to such predecessor Member shall not include such Capital Contributions and distributions, and (b) except as otherwise set forth in this Agreement, any Person admitted to the Company as a Member following a Transfer of Units shall succeed to all rights, duties and obligations of its Transferring Member with respect to such Units under this Agreement.
Section 3.06.    Withdrawal or Return of Capital. Except as otherwise set forth in this Agreement or any other agreement between the Company or any of its Affiliates, on the one hand, and a Member or any of its Affiliates, on the other hand: (a) no Member is entitled to the return of or has the right to withdraw any part of its Capital Contribution from the Company prior to the Company’s liquidation and dissolution pursuant to Article IX, (b) no Member is entitled to be paid interest in respect of either its Capital Account or its Capital Contributions, (c) any unreturned Capital Contribution is not a liability of the Company or of the other Members, (d) no Member is required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions, and (e) no Member is required to restore any deficit balance in such Member’s Capital Account.
Section 3.07.    No Other Contributions. Except as otherwise set forth in this Article III, no Member will be permitted to make Capital Contributions to the Company without the approval of the Board or required to make Capital Contributions to the Company without the consent of such Member.
Section 3.08.    Title to Company Property. All Company assets shall be deemed to be owned by the Company as an Entity, and no Member, individually, shall have any ownership of such property.
Section 3.09.    Liability to Third Parties. No Member or Manager will have any personal liability for any of the Company’s obligations or liabilities, whether such liabilities arise in contract, tort, or otherwise, except to the extent that any such liabilities or obligations are expressly assumed in writing by such Member or Manager.
Section 3.10.    Subsidiaries. Unless otherwise approved by the Board and subject to Section 6.02(o), each Subsidiary shall be wholly owned by the Company, managed, directly or indirectly, at the direction of the Board and otherwise subject to the terms, conditions, and agreements set forth in this Agreement.
Section 3.11.    Project Financing. The Members shall, and shall cause their respective Affiliates to, reasonably cooperate with respect to Fervo’s efforts to (a) determine the material terms on which the Company Group would be willing to procure or incur Project Financing, (b) identify one or more lenders to provide such Project Financing, (c) negotiate the terms and conditions of such Project Financing and all definitive documentation related thereto and (d) execute, and/or cause the Company Group to execute, as applicable, all such definitive documentation. The Board and the Class B Member shall provide Investor reasonably timely and detailed updates of the status of Project Financing and proposed Project Financing and terms thereof and shall reasonably consult with Investor regarding the proposed terms of any Project Financing. Notwithstanding anything to the contrary, the Class A Members shall not be required to provide any prospective lender with any financial or non-public information regarding such Class A Member or any of its Affiliates (other than an acknowledgement of its interest in the Company, the amount of its Capital Commitment, and the aggregate amount of its Capital Contributions) or to guarantee or provide other credit support with respect to any Project Financing or other indebtedness of any member of the Company Group.
ARTICLE IV
DISPOSITIONS OF INTERESTS
Section 4.01.    Transfers of Units.
(a)    General. No Member shall Transfer any Units except in accordance with this Article IV. Any purported Transfer of Units in violation of the terms of this Article IV shall be null and void ab initio. Notwithstanding anything herein to the contrary other than and subject to Section 4.01(c), in no event shall any of the following be deemed a Transfer of Units with respect to Fervo or any holder of Units which is an Affiliate of Fervo or Topco, or otherwise be restricted in any way by the terms of this Agreement: (i) any transfer or issuance of any equity or debt securities or rights of Topco, or (ii) any change of Control of Topco; provided, however, that, subject to Section 6.02(o), no direct or indirect transfer of Units (including any transfer of equity interests in, or change of Control of, any Member or any of its Affiliates) shall be permitted without the prior written consent of all Managers if such transfer or change of Control would cause (with or without notice or lapse of time or both) a default or event of default under any PPA or in respect of the Project Financing.
(b)    Lock-Up. Prior to the second anniversary of the date on which the Project achieves Final Completion, neither Fervo, Investor nor Holst shall Transfer any of its Units except to a Permitted Transferee.
(c)    Additional Restrictions on Transfer. No Transfer of Units shall be made (i) if such Transfer would violate the federal or state securities Laws or rules and regulations of the United States Securities and Exchange Commission, any state securities commission or any other Governmental Authority (and, if requested by the Board, the Transferring Member shall deliver to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such Transfer is either exempt from the registration requirements of federal or state Securities Laws or that such registration requirements have been complied with); (ii) if such Transfer would violate any other applicable Law or cause any member of the Company Group to default on any of its obligations under any material contract to which it is a party (including all financing documents); (iii) if such Transfer would cause the Company to be treated as an association or “publicly traded partnership” treated as a corporation for U.S. federal income tax purposes or would make the Company ineligible for “safe harbor” treatment under Code Section 7704 and the Treasury Regulations promulgated thereunder; (iv) unless the Transferee (and if it is a disregarded entity for U.S. federal income tax purposes, both its regarded owner and the Transferee (if it were not disregarded)) is a United States person within the meaning of Code Section 7701(a)(30); (v) prior to the expiration of the ITC Recapture Period, if the Transferee is a Tax-Exempt Entity; and (vi) unless the Transferee thereof executes and delivers (together with such Person’s spouse, if applicable) an Adoption Agreement and such other documents as the Board may reasonably request; provided, however, that notwithstanding any failure by such Person to execute an Adoption Agreement (whether such Transfer resulted by operation of Law or otherwise), such Transferee and such Units shall be subject to this Agreement in the same manner as when held by the Transferring Member.
(d)    Permitted Transfers.
(i)    Subject to compliance with Section 4.01(c), any Member may Transfer all or a portion of its Units to a Permitted Transferee of such Member, without the approval of any other Member or the Board, subject to the provisions of this Section 4.01(d); provided, that such Permitted Transferee shall not be entitled to make any further Transfers in reliance upon this Section 4.01(d), except for a Transfer of such acquired Units back to such original holder or to another Permitted Transferee of such original holder or pursuant to clause (d) of the definition of “Permitted Transferee.” A Member (or its Permitted Transferee) shall provide prompt written notice to the Board following any Transfer pursuant to this Section 4.01(d).

(ii)    Notwithstanding anything to the contrary in this Section 4.01(d), a Member shall not Transfer any Units to a Permitted Transferee of such Member if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this Section 4.01(d)(ii) is to prohibit the Transfer of Units to a Permitted Transferee followed by a change in the relationship between the transferor and the Permitted Transferee, or a change of Control of such transferor or Permitted Transferee, after the Transfer, in either case that was agreed to, planned, or otherwise contemplated at the time of such Transfer with the result and effect that the transferor has indirectly made a Transfer of Units by using a Permitted Transferee, which Transfer would not have been directly permitted under this Section 4.01(d) had such change in such relationship occurred prior to such Transfer).
(iii)    Notwithstanding anything to the contrary in this Article IV, no Transfers of any Units shall be made to any Person (A) directly or indirectly engaged in any transaction or other business with a Restricted Party in violation of applicable Sanctions, (B) who has been or is the subject of any enforcement action or proceeding by any Governmental Authority concerning violations of applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws or Sanctions, (C) who is organized or resident in any country, region or territory that is the subject of comprehensive Sanctions, (D) who is, or is owned, directly or indirectly, beneficially or of record, by, a Restricted Party, or (E) prior to the expiration of the ITC Recapture Period, who is a Tax-Exempt Entity.
(e)    Invalidity of a Transfer. Any attempted Transfer of any Units by a Member other than in accordance with this Article IV is void, will not be recognized by the Company.
Section 4.02.    Investment Exit Terms.
(a)    Allocation of Consideration. With respect to any Investment Exit, the Board shall allocate the aggregate consideration payable in respect of Units in connection therewith, or received by the Company as consideration therefor, among the Members and distribute such consideration in accordance with Article V.
(b)    Terms of Sale. In connection with any Investment Exit, each Member receiving consideration or Transferring Units shall execute such documents and make such representations, warranties, covenants, and indemnities as are reasonably requested by the Board in connection therewith. Additionally, any indemnification or other similar obligation assumed in connection with such transaction shall be several and not joint and shall be allocated among the Members receiving consideration or Transferring Units in the same proportion as the aggregate consideration payable in such transaction is allocated pursuant to Section 4.02(a), other than with respect to representations made individually by each Member receiving consideration or Transferring Units (e.g., representations as to such Member’s title or authority or representations qualified by the individual knowledge of such Member making the representation), for which such Member shall be solely liable. To the extent that any Member receives equity interests in another Person as consideration in any Investment Exit, each Member recognizes and agrees that the rights and obligations of such Member as an equity holder in such other Person will be passive and accordingly are likely to differ materially from those under this Agreement. Notwithstanding anything to the contrary in Section 10.04, the entry into a limited liability company agreement, shareholders’ agreement, partnership agreement, or other similar organizational document by a Member receiving equity in another Person pursuant to an Investment Exit shall not constitute an amendment of the terms of this Agreement and, for the avoidance of doubt, shall not be subject to the terms of Section 10.04.
(c)    Costs. With respect to any Investment Exit (other than a Public Offering), to the extent that the costs of such transaction are not borne by the Company Group (out of the Company Group’s assets) or the Transferee but are incurred on behalf of the Company for the benefit of all Members receiving consideration or Transferring Units, each Member receiving consideration in such transaction shall bear its pro rata share (based on the amount of consideration received or receivable in such transaction) of the costs of such transaction. With respect to an Investment Exit that is a Public Offering, the Company shall be responsible for its own costs, fees, and expenses and shall reimburse the Members and their Affiliates for the reasonable out-of-pocket costs, fees, and expenses (excluding underwriting discounts, selling commissions, and similar fees) incurred by them in connection with a Public Offering, including the reasonable costs, fees, and expenses of one outside counsel for the Members.
(d)    Release. As a condition to the receipt of consideration from any Investment Exit, each Member shall, if requested by the Board, provide the Company Group with, and shall receive from the Company Group, a release of claims (other than with respect to enforcing the terms of this Agreement) in a form reasonably satisfactory by the Board.
Section 4.03.    Internal Restructuring. Subject to Section 6.02(o), the Board may cause the Company to effect an Internal Restructuring on such terms as the Board deems advisable, including in connection with an Investment Exit. In connection with any such Internal Restructuring, each Member agrees that it will, and will cause its Affiliates to, and the Company shall, do all things reasonably requested by the Board in connection therewith.
Section 4.04.    Non-Accredited Investors. Notwithstanding anything herein to the contrary, in connection with any Investment Exit or Internal Restructuring, if any Member is not then an Accredited Investor and (a) the consideration with respect to such transaction includes equity securities that are not issued with respect to a Public Offering pursuant to an effective registration statement under the Securities Act or (b) such transaction would otherwise require under securities Law the registration of the offer and sale of any equity securities, then such Member shall not have a right to participate in such transaction. In such case, if the acquirer or surviving entity in such transaction, as applicable, desires to pay cash equal to the Fair Market Value of such Member’s Units, then such Member shall accept the cash payment in exchange for his, her, or its Units.
Section 4.05.    Representations and Warranties. Each Member (as of the Effective Date or, if admitted to the Company as a Member after the Effective Date, as of the date of such admission) hereby represents and warrants to the Company and each other Member that:
(a)    such Member is duly incorporated, organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, and is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation;
(b)    (i) to the extent such Member is an individual, such Member has the capacity to enter into this Agreement and to perform such Member’s obligations hereunder or (ii) to the extent such Member is an Entity, such Member has full power and authority to enter into this Agreement and to perform its obligations hereunder, and in either case all actions necessary for the due authorization, execution, delivery and performance of this Agreement by such Member have been duly taken;
(c)    such Member has duly executed and delivered this Agreement and the other documents that this Agreement contemplates that such Member will execute, and they each constitute the valid and binding obligation of such Member, enforceable against it in accordance with their respective terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at Law or in equity, the “Enforceability Exceptions”);
(d)    the execution, delivery and performance of this Agreement by such Member does not and will not conflict with or result in a breach, default or violation of (i) the organizational documents of such Member, (ii) any other material agreement or arrangement to which such Member is a party or by which it is or its assets are bound or (iii) any Law;
(e)    such Member is in compliance in all material respects with all applicable Laws;
(f)    such Member is and will be acquiring its Units in the Company for investment purposes only for such Member’s own account and not with a view to the distribution, reoffer, resale, or other disposition not in compliance with the Securities Act and state securities Law;
(g)    such Member alone or together with such Member’s representatives, possesses such expertise, knowledge, and sophistication in financial and business matters generally, and in the type of transactions in which the Company proposes to engage in particular, that such Member is capable of evaluating the merits and economic risks of acquiring and holding Units, and that such Member is able to bear all such economic risks now and in the future and such Member has had access to all information with respect to his interests in the Company that such Member deems necessary to make a complete evaluation thereof;
(h)    such Member is aware that the Units have not been registered under the Securities Act or under the securities Law of any state, and, therefore, the Units cannot be sold unless they are subsequently registered under the Securities Act and any state securities Law or an exemption from registration is available;
(i)    such Member is an Accredited Investor; and
(j)    neither such Member nor any of its Affiliates has employed or retained any broker, agent, or finder in connection with this Agreement or the transactions contemplated herein, or paid or agreed to pay any brokerage fee, finder’s fee, success fee, commission, or similar payment to any Person on account of this Agreement or the transactions provided for herein that will or could constitute an obligation payable by any member of the Company Group.
Section 4.06.    Securityholders Agreement. To the extent that units or other equity securities of any Subsidiary are distributed to any Members, unless otherwise agreed to by the Board, such Members hereby agree to enter into a securityholders agreement with such Subsidiary and each other Member which contains restrictions on the Transfer of such equity securities and other provisions (including with respect to the governance and control of such Subsidiary) in form and substance similar to the provisions and restrictions set forth herein.

Section 4.07.    Buyout Rights.
(a)    Subject to the provisions of this Section 4.07, the Company shall have the right to redeem (the “Call Right”), and Investor (on behalf of the Class A Members) shall have the right to require the Company to redeem (the “Put Right”, and together with the Call Right, the “Buyout Rights”), in each case, all (and not less than all) of the Class A Units held by the Class A Members on the date of the closing (the “COC Closing”) of a transaction or series of transactions intended to result in a Sale of the Company, or other change of Control of the Company or the Company Group, a sale of substantially all the assets of the Company and/or its subsidiaries in one or a series of transactions (a “COC Transaction”) for a cash amount equal to the Buyout Price, in each case, conditioned only upon the closing of the COC Transaction. Notwithstanding anything to the contrary, (i) the Put Right of Investor (on behalf of the Class A Members) (but, for the avoidance of doubt, not the Call Right of the Company) shall also be exercisable upon a change of Control or sale of substantially all the assets of Escalante or its Subsidiaries in one or a series of transactions (in each case, an “Escalante Sale”) and (ii) the Call Right of the Company (but, for the avoidance of doubt, not the Put Right of Investor (on behalf of the Class A Members)) shall also be exercisable upon an IPO, and the terms “COC Transaction” and “COC Closing” shall include any such transaction(s) and the closing of such transaction(s), respectively. On October 6, 2025, Topco executed and delivered to Investor a guaranty1 pursuant to which Topco guaranteed all the payment obligations of the Company pursuant to this Section 4.07.
(b)    The Company shall promptly notify Investor (on behalf of the Class A Members) of the entry into a definitive agreement or written term sheet (each, a “Potential COC Notice”) for a COC Transaction expected to be at least 90 days prior to the anticipated COC Closing. The Company shall indicate in the Potential COC Notice whether it intends to exercise the Call Right. If the Company does not include its intention to exercise the Call Right in the Potential COC Notice or, in the case of an Escalante Sale, following the Company’s delivery of the Potential COC Notice, Investor shall have 10 days after delivery of such Potential COC Notice to notify the Company of its intent to exercise the Put Right (a “Buyout Notice”). The Company will provide the Investor with reasonable access to any data room (including all financial projections) that is provided to prospective buyers in the proposed COC Transaction, subject to the confidentiality obligations set forth in Section 7.03.
(c)    No later than seven days following the delivery of (i) a Potential COC Notice in which the Company indicates its intent to exercise the Call Right or (ii) a Buyout Notice, the Company shall prepare and deliver to Investor (on behalf of the Class A Members) a financial model for determining the Buyout Price (the “Buyout Model”) in accordance with the valuation principles set forth in the demonstrative valuation model in Exhibit E attached hereto. Investor (on behalf of the Class A Members) may dispute some or all of the figures set forth in such Buyout Model by delivering to the Company a written notice setting forth the basis for such dispute(s) in reasonable detail and the Investor’s resulting calculation of the figures in the Buyout Model (a “Dispute Notice”) no later than fourteen (14) days following receipt of the Buyout Model from the Company. Upon delivery of a Dispute Notice, the Company and Investor (on behalf of the Class A Members) shall seek in good faith to agree on the final calculation of the figures set forth in such Buyout Model, no later than seven (7) days after delivery of a Dispute Notice.
1 Note to Centaurus: The guaranty of the Buyout Price is already for the benefit of all Class A Members and Fervo does not expect to amend and restate it.

(d)    If the Company and Investor (on behalf of the Class A Members) do not reach agreement on the Buyout Price within seven days after delivery of a Dispute Notice to the Company, the Company and the Investor shall engage (i) the Designated Firm, in the event of any valuation- related disputes, and/or (ii) the Designated Engineer, in the event of any technical disputes, and the Designated Firm and/or Designated Engineer shall, each acting as an expert and not an arbiter, resolve any dispute regarding the Buyout Model, and absent fraud or manifest error, such determinations shall be binding on the Company and the Class A Members. Within three days of engaging the Designated Firm, the Company and Investor (on behalf of the Class A Members) shall each submit their calculation of the figures set forth in the Buyout Model, and the Designated Firm shall be limited to selecting either the Buyout Model proposed by the Company or the Buyout Model proposed by the Investor. The fees and expenses of the Designated Firm incurred in resolving any disputed matter shall be paid by the non-prevailing party. The fees and expenses of the Designated Engineer incurred in resolving any disputed matter shall be equitably apportioned by the Designated Engineer, as applicable, based on the extent to which the Company, on the one hand, or Investor, on the other hand, is determined to be the prevailing party in the resolution of such disputed matter.
(e)    In the event the final determination of the Buyout Price in accordance with this Section 4.07 (such amount, the “Final Buyout Price”) is completed before the COC Closing, the transaction contemplated under the Buyout Rights (the “Buyout Transaction”) shall close simultaneously with the COC Closing (and in no case later than sixty (60) days after the final determination of the Buyout Price), and the Company and the Class A Members shall execute and deliver all related documentation and take such other actions in support of the Buyout Transaction as shall reasonably be requested by the Company in order to carry out the terms and provisions of this Section 4.07.
(f)    In the event the COC Closing occurs before the final determination of the Final Buyout Price, at the COC Closing, the Company shall escrow the lower of the Buyout Price proposed by the Company and the Investor with a third party escrow agent, subject to an escrow agreement, in each case reasonably acceptable to the Investor. Within two Business Days following final determination of the Final Buyout Price, the Company and the Investor shall deliver joint written instructions to the escrow agent to wire transfer the escrow amount to the account(s) specified in writing by the Class A Members on the date of the closing of the Buyout Transaction. Within five Business Days following final determination of the Final Buyout Price, the closing of the Buyout Transaction shall occur, and the Company and the Investor shall execute and deliver all related documentation and take such other actions in support of the Buyout Transaction as shall reasonably be requested by the Company in order to carry out the terms and provisions of this Section 4.07. In the event the escrow amount is less than the Final Buyout Price, the Company shall wire transfer immediately available funds in an amount equal to such difference to the account(s) specified in writing by the Class A Members at the closing of the Buyout Transaction.
Section 4.08.    Royalty Payments. Following the earlier to occur of (i) the exercise of any Buyout Rights pursuant to Section 4.07, or (ii) the Third Flip Date, the Company shall become obligated to pay the Class A Members the Royalty Payments. The Royalty Payments shall commence on a monthly basis on the date that is 15 years after Final Completion (such later date the “Royalty Commencement Date”). The Royalty Payments shall be paid no later than 45 days after the end of each calendar month following the Royalty Commencement Date. Notwithstanding anything herein to the contrary, the Company may not, and shall not permit of any its Subsidiaries to, assign, transfer, or dispose of all or a majority of the assets comprising the Project to a third party without such third party’s entry into an agreement to assume in full the Royalty Payment and the obligations under this Section 4.08.
Section 4.09.    Third Flip Date. After (a) the occurrence of the Third Flip Date and (b) distributions of all Available Cash with respect to the period before achieving the Third Flip Date, all remaining Available Cash with respect to the period after the Third Flip Date shall be solely distributed pursuant to Section 1 of Exhibit A and, notwithstanding anything in this Agreement to the contrary, thereafter the sole remaining right of the Class A Members under this Agreement shall be the satisfaction of the obligations set forth in Section 4.08.
ARTICLE V
DISTRIBUTIONS AND ALLOCATIONS
Section 5.01.    Distributions.
(a)    Distributions. Subject to Section 5.01(b)-(c), (i) all Available Cash shall be distributed to the Members on a quarterly basis in accordance with Section 1 of Exhibit A, (ii) if a Debt Recap occurs prior to Final Completion, Distributable DR Proceeds shall be distributed to the Members in accordance with Section 2 of Exhibit A, and (iii) Distributable ITC Transfer Proceeds shall be distributed to the Members in accordance with Section 3 of Exhibit A.
(b)    Distributions in Error. Any distributions pursuant to this Section 5.01 made in error or in violation of the Act will be returned to the Company upon demand by the Board and redistributed in accordance with this Section 5.01, as applicable.
(c)    Distributions In Kind. The Board may permit the Company to make distributions in kind with the prior written consent of the Members holding a majority of the Class B Units and the Members holding a majority of the Class A Units. Each asset distributed in kind will be valued at its Fair Market Value as of the time of such distribution. Except as otherwise set forth in this Agreement, no Member or other Person with an interest in the Company has the right to require the Company to make a distribution in kind.
Section 5.02.    Allocations.
(a)    Profits and Losses.
(i)    General Application. For each Fiscal Year or other period, after giving effect to Section 5.02(b) and Section 8.02(f), the rules set forth below in this Section 5.02(a) shall apply for the purpose of determining each Member’s allocable share of Profits or Losses of the Company for such Fiscal Year or other period.
(ii)    Hypothetical Liquidation. Profits or Losses (or any items thereof) for a Fiscal Year or other period shall be allocated among the Persons who were Members during such Fiscal Year or other period in a manner that will reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such Fiscal Year or other period.

(b)    Regulatory Allocations. Notwithstanding Section 5.02(a), the following special allocations will be made in the following order of priority:
(i)    Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a Fiscal Year or other period, then each Member will be allocated items of Company income and gain for such a Fiscal Year or other period (and, if necessary, for subsequent years or periods) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 5.02(b)(i) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.
(ii)    Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year or other period, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), will be specially allocated items of Company income and gain for such Fiscal Year or other period (and, if necessary, subsequent years or periods) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Sections 1.704-2(g)(2) and (j)(2)(ii). This Section 5.02(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.
(iii)    Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of income and gain will be allocated to all such Members (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.02(b)(iii) shall be made if and only to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.02(b)(iii) were not in this Agreement. It is intended that this Section 5.02(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).
(iv)    Gross Income Allocation. In the event that a Member has a Capital Account deficit at the end of any Fiscal Year or other period, such Member shall be specially allocated items of Company gross income and gain in an amount of such deficit as quickly as possible, provided that any allocation under this Section 5.02(b)(iv) shall be made only if and to the extent that a Member would have a Capital Account deficit after all allocations provided for in this Section 5.02 have been tentatively made as if Section 5.02(b)(iii) and this Section 5.02(b)(iv) were not in this Agreement.
(v)    Limitation on Allocation of Net Loss. If the allocation of Losses to a Member as provided in Section 5.02(a) would create or increase an Adjusted Capital Account deficit, there will be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member will be allocated to the other Members in accordance with their relative proportion of Units, subject to the limitations of this Section 5.02(b)(v).
(vi)    Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 732(d), 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Units, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m).
(vii)    Nonrecourse Deductions. The Nonrecourse Deductions for each Fiscal Year or other period of the Company will be allocated to the Members as determined by the Board (subject to the consent of the Class A Majority) and permitted by the Treasury Regulations.
(viii)    Member Nonrecourse Deductions. The Member Nonrecourse Deductions will be allocated each year to the Member that bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.
(ix)    To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to Section 5.02(b)(i)-(viii) and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 5.02(a), subsequent allocations under this Section 5.02(b)(ix) shall be made, to the extent possible and without duplication, in a manner consistent with Section 5.02(a) and taking into account future allocations under Section 5.02(b)(i)-(viii) that, although not yet made, are likely to offset other allocations previously made under Section 5.02(b)(i)-(viii), which negate as rapidly as possible the effect of all such inconsistent allocations under Section 5.02(b)(i)-(viii).
(x)    Any “imputed underpayment” within the meaning of Code Section 6225 (or any similar provision of state or local law) paid (or payable) by the Company as a result of an adjustment with respect to any Company item, including any interest or penalties with respect to any such adjustment, or any state or local income tax paid (or payable) by the Company that (as reasonably determined by the Board based upon this Agreement) is attributable or allocable to one or more Members, shall be allocated to the Members in a manner consistent with applicable Treasury Regulations (or comparable provisions of applicable state or local law) and Section 8.03(c).
(xi)    Any tax exempt income described in Section 6417(c)(l)(C) or Section 6418(c)(l)(A) of the Code shall be allocated among the Members in accordance with Section 6417(c)(l)(D) and Section 6418(c)(l)(B) of the Code, respectively, and the applicable Treasury Regulations promulgated thereunder, including, to the extent determined necessary or appropriate by the Board, any proposed Treasury Regulations, rulings, guidance or other administrative pronouncements.

These provisions shall be applied as if all distributions and allocations were made at the end of the Fiscal Year or other taxable period. Where any provision depends on the balance of a Capital Account of any Member, such Capital Account shall be determined after the operation of all preceding provisions for the period. These allocations shall be made consistently with the requirements of Treasury Regulations Section 1.704-2(j).
(c)    Tax Allocations.
(i)    Except as provided in Section 5.02(c)(ii), Section 5.02(c)(iii) or Section 5.02(d), for income tax purposes under the Code and the Treasury Regulations, each Company item of income, gain, loss, deduction and credit shall be allocated between the Members in the same manner as the correlative item of “book” income, gain, loss, deduction, or credit is allocated pursuant to this Article V.
(ii)    Tax items with respect to Company assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated between the Members for federal income tax purposes pursuant to Treasury Regulations promulgated under Code Section 704(c) so as to take into account the difference between such Company asset’s Code Section 704(b) book basis and its tax basis. The Company shall account for such variation using such method or methods as determined by the Board (subject to the consent of the Class A Majority) to be appropriate and in accordance with the applicable Treasury Regulations. If the Gross Asset Value of any Company asset is adjusted pursuant to the definition of Gross Asset Value, subsequent allocations of income, gain, loss, deduction, and credit with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Treasury Regulations promulgated thereunder using such method or methods as determined by the Board (subject to the consent of the Class A Majority) to be appropriate and in accordance with the applicable Treasury Regulations.
(iii)    Allocations pursuant to this Section 5.02(c) are solely for purposes of Taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of net Profits, net Losses and any other items or distributions pursuant to any term of this Agreement.
(d)    Other Terms.
(i)    For any Fiscal Year or other period during which any Units are Transferred between the Members or to another Person (other than by pledge of, or grant of a security interest in, such Units), the portion of the Profits, Losses and other items of income, gain, loss, deduction, and credit that are allocable with respect to such Units will be apportioned between the Transferring Member and the Transferee Member under any method allowed pursuant to Code Section 706 and the applicable Treasury Regulations as determined by the Board.
(ii)    Solely for purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in Profits shall be in the same proportion as Nonrecourse Deductions are allocated to such Member, as provided in Section 5.02(b)(vii).

(e)    Valuation; Revaluation. Except as otherwise set forth in this Agreement, valuations will be made by the Board or, at the direction of the Board, by independent third parties appointed by the Board and deemed qualified by the Board to render an opinion as to the value of the Company’s assets, using such methods and considering such information relating to the Company’s investments, assets, and liabilities as the Board or independent third party, as the case may be, may determine at the option of the Board. The Board shall consult in good faith with the Class A Majority in connection with any distribution to any Member that is allocable to the proceeds of any nonrecourse liability of the Company or in connection with an event for which the Gross Asset Values of the Company are permitted to be adjusted as provided in the “Gross Asset Value” definition herein to (i) determine whether an adjustment to the Gross Asset Values of the Company’s assets are permitted to be made in connection with such event under the Treasury Regulations and (ii) if so permitted, whether to make such adjustments, taking into account equitably the interests of Investor, Holst, the other Members and the Company as a whole.
Section 5.03.    Taxes Paid on Behalf of a Member; Entity-Level Taxes.
(a)    The Company shall (i) comply with withholding requirements under U.S. federal, state, local and non-U.S. Law, (ii) withhold distributions or portions thereof if it is required to do so under any Law and (iii) remit amounts withheld to, and file required forms with, the applicable jurisdictions. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member (including, for the avoidance of doubt, after such Member withdraws or otherwise ceases to be a Member) any amount of Taxes that the Board determines that the Company is required to withhold or pay with respect to such Member, including with respect to any amount distributable or allocable to such Member pursuant to this Agreement and including any amounts payable by the Company pursuant to Subchapter C of Chapter 63 of the Code that the Board determines are attributable to such Member. Any amounts withheld or paid pursuant to this Section 5.03 will be treated as having been distributed to such Member and shall be credited against and reduce any amount of distributions to which such Member is then entitled pursuant to Section 5.01. To the extent that the cumulative amount of such Tax payments or withholding exceeds the distributions to which such Member is entitled pursuant to Section 5.01, the amount of such excess will be considered a loan from the Company to such Member with interest accruing at 8%. Such loan may, at the option of the Board, be satisfied (A) out of distributions to which such Member would otherwise be subsequently entitled or (B) by the immediate payment in cash to the Company of such excess amount (or any combination of the foregoing). The Board may cause the Company to take any other action it determines to be necessary or appropriate in connection with any obligation or possible obligation to impose withholding pursuant to any Law or to pay any Tax with respect to a Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 5.03. Each Member will take such actions as the Company may request to perfect or enforce the security interest created hereunder.
(b)    If the Company, the Board, or any of their respective Affiliates, or any of their respective officers, directors, managers, members, partners, shareholders, employees, consultants, agents or advisors becomes liable as a result of a failure to withhold and remit taxes in respect of any Member (or former Member) hereunder, then such Member (or former Member) shall, to the fullest extent permitted by law, indemnify and hold harmless the Company, the Board, or any of their respective Affiliates, or any of their respective officers, directors, managers, members, partners, shareholders, employees, consultants, agents or advisors, as the case may be, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution and payment of such liability (and any such indemnity with respect to any withholding taxes imposed pursuant to Code Section 1446(f)(4) and any interest, penalties and expenses in connection therewith shall be provided jointly and severally by the transferor Member (or former Member) and transferee Member (or former Member) of any Membership Interest), except with respect to any penalties or expenses that arise as a result of any act or omission with respect to which a court of competent jurisdiction has issued a final, nonappealable judgment that the Company, the Board, or any of their respective Affiliates, or any of their respective officers, directors, employees, managers, members, partners, shareholders, and, as determined by the Board in its sole and absolute discretion, consultants, agents or advisors was grossly negligent or engaged in willful misconduct or fraud. Additionally, each Member (and each former Member) shall indemnify the Company against any losses and liabilities (including interest and penalties) related to any income Tax payable by the Company that (as reasonably determined by the Board based upon this Agreement) is attributable or allocable to such Member (or former Member). Notwithstanding any other provision of this Agreement, the obligations of each Member under this Section 5.03 shall survive such Member’s ceasing to be a Member and/or the termination, dissolution, liquidation, and winding up of the Company.
ARTICLE VI
MANAGEMENT
Section 6.01.    Management. Except as otherwise required by Law or set forth in this Agreement (including Section 6.02(o)), the business and affairs of the Company shall be managed and controlled by a board of managers (the “Board,” and each member of the Board, a “Manager”), and the Board shall have full and complete discretion to manage and conduct the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all actions as it deems necessary, advisable, or appropriate to accomplish the purposes of the Company as set forth in Section 2.05. Notwithstanding the foregoing, no Manager in his or her individual capacity shall have the authority to manage the Company or approve matters relating to, or otherwise bind, the Company, such powers being reserved to all of the Managers acting pursuant to Section 6.02(f) through the Board and such agents of the Company as may be designated by the Board.
Section 6.02.    Board of Managers.
(a)    Composition; Manager. The Board shall initially consist of three (3) Managers designated by the Class B Members acting as a class; provided that, for so long as Fervo holds a majority of the Class B Units and subject to Section 3.03(c) and Section 6.10, Fervo shall be entitled to designate the Managers. The initial Managers designated by the Class B Members hereunder shall be Timothy Latimer, David Ulrey, and Gustavo Torres.
(b)    Size of Board. The number of Managers serving on the Board may not be increased or decreased except upon unanimous consent of the Board.
(c)    Removal and Resignation. Except as otherwise set forth herein, a Manager will continue to serve on the Board until his or her death, disability, resignation, or removal. Any Manager may be removed from the Board, with or without cause, by the Member(s) who designated such Manager to serve on the Board, subject to Section 6.10. A Manager may resign upon written notice to the Company. Such resignation shall take effect at the time specified in the notice of resignation or, if no time is specified, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.
(d)    Vacancies. If a vacancy is created on the Board at any time by the death, disability, resignation, or removal of a Manager, the Member(s) that had designated such Manager to serve on the Board shall have the sole and exclusive right to designate a replacement therefor.
(e)    Reimbursement and Remuneration. The Managers shall not be compensated separately for serving as a Manager. A Manager shall be reimbursed for reasonable out-of-pocket expenses incurred in connection with attending any meeting of the Board.
(f)    Votes per Manager; Quorum; Required Vote for Board Action. Each Manager shall have one vote. Unless otherwise required by this Agreement, the presence of Managers having at least a majority of the votes then entitled to be cast by the total number of Managers then entitled to be appointed to the Board and shall constitute a quorum for the transaction of business at a meeting of the Board. Except as otherwise set forth in this Agreement, approval of matters by the Board will require the affirmative vote or consent of at least a majority of the votes cast on such matter.
(g)    Place of Meetings; Order of Business. The Board may hold its meetings, except as otherwise provided by Law, in such place or places, within or without the State of Delaware, as the Board may from time to time determine by resolution. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by the resolution of the Board.
(h)    Regular Meetings. Regular meetings of the Board shall be held on at least a quarterly basis at such times and places as shall be designated from time to time by resolution of the Board. Notice of such regular meetings shall not be required if held at the times and places set forth in the relevant resolution and such resolution has been provided to each Manager.
(i)    Special Meetings. Special meetings of the Board may be called by any Manager on at least forty-eight (48) hours’ prior notice, which notice must include appropriate dial-in information to permit each Manager to participate in such meeting by means of telephone conference, video conference, or similar means. Notice of a special meeting need not state the purpose or purposes of such meeting.
(j)    Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by a majority of the Managers. The writing or writings evidencing any action by written consent shall be filed with the minutes of proceedings of the Board.
(k)    Telephonic Conference Meeting. Subject to the requirement for notice of meetings, Managers may participate in a meeting of the Board by means of a conference telephone, video conference, or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a Manager participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
(l)    Waiver of Notice Through Attendance. Attendance of a Manager at any meeting of the Board (including by telephone) shall constitute a waiver of notice of such meeting, except where such Manager attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other Managers at such meeting of such purpose.
(m)    Reliance on Books, Reports and Records. Each Manager shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Company by any of its Officers or by an independent certified public accountant or by an appraiser selected with reasonable care by the Board, or in relying in good faith upon other records of the Company.
(n)    Committees. The Board may establish by resolution committees of the Board (each a “Committee”), with each such Committee being composed of two or more Managers. Any such Committee shall have and may exercise such of the powers and authority of the Board in the management of the business and affairs of the Company as shall be delegated to such Committee from time to time by resolution of the Board.
(o)    Investor Consent Requirements.
(i)    Notwithstanding anything in this Agreement to the contrary (other than Section 8.04(a)), the Company shall not (and the Board shall cause the Company and each other member of the Company Group not to) take any of the following actions without the prior written consent of Class A Members who hold a majority of the issued and outstanding Class A Units (the “Class A Majority”) (and, solely with respect to the matters set forth in subclauses (B), (G), (H) and (O) of this Section 6.02(o)(i), such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that to the extent (i) Breakthrough Catalyst has the right to consent to any of the following actions pursuant to Section 6.02(o)(i) of the Project Company LLCA, (ii) Breakthrough Catalyst has actually consented to such action, and (iii) such action is not materially adverse to the Class A Majority, the Company may take such action without the consent of the Class A Majority:
(A)    engaging in any business or activity that is not within the purpose of the Company as set forth in Section 2.05 or changing any such purpose;
(B)    forming or otherwise acquiring any Subsidiary that is not wholly- owned by the Company or a wholly-owned Subsidiary of any Subsidiary of the Company;
(C)    entering into, amending (other than any ministerial or administrative amendment), renewing, terminating or providing any consent or waiving any material right under (1) any PPA or any other power purchase or other offtake agreement to which any member of the Company Group is a party, (2) any Other Material Project Agreement or (3) any other contract or agreement (or series of related contracts or agreements) reasonably expected to require any payments to or from any member of the Company Group which are not contemplated by the Project Budget and are in excess of $5,000,000 in any calendar year;
(D)    amending any previously approved version of the Project Budget, or making or incurring any expenditure that would exceed the amount set forth in the Project Budget (such amount to include any agreed-upon contingency amount) by more than 5% (provided, that the Class A Members shall not unreasonably withhold, condition or delay their consent pursuant to this clause (D) if the Company shall have demonstrated to the reasonable satisfaction of the Class A Members that the Company Group has access to a sufficient amount of capital to fund any such excess amount when it is required to be funded pursuant to the Project Budget or applicable contract);
(E)    incurring, or entering into or amending any documentation evidencing, new indebtedness for borrowed money (1) after the Effective Date and prior to the date any assets of Cape Phase 1 WellCo of the Company is placed in service that result in the Company Group’s cumulative Term Debt exceeding $400 million (such amount, the “Term Debt Amount”), (2) after the date any assets of Cape Phase 1 WellCo are placed in service the cumulative amounts of indebtedness for borrowed money of the Company Group shall not be increased by more than $5,000,000; provided that any increase of total indebtedness in excess of $5,000,000 that is incurred after the date any assets of Cape Phase 1 WellCo of the Company is placed in service shall be permitted without consent of the Class A Majority if the closing of such indebtedness is accompanied by a Debt Recap and the Distributable DR Proceeds are distributed to the Class A Members (a) in an amount sufficient to satisfy the Class A Members’ MOIC projected to be earned by the Third Flip Date (taking into account any ITC recapture event), as set forth in the Adjusted Base Case Model or (b) in such a manner that does not adversely affect the Class A Members’ applicable Cash Sharing Ratio as of the date of distribution or the flip date mechanics set forth in the Adjusted Base Case Model (including, at the Company’s sole discretion, by disproportionate distribution to the Class A Members);
(F)    amending any documentation evidencing indebtedness of the Company or any other member of the Company Group after any ITC Assets are Placed in Service to the extent such amendment increases the cost of such indebtedness in a way that is materially adverse to the Class A Members;
(G)    initiating, settling, releasing or compromising any pending or threatened litigation, suit or proceeding (including any administrative or arbitration proceeding) (each, an “Action”) with an amount in controversy in excess of $1,000,000, other than with respect to any Action initiated by or against any Class A Member or Affiliates thereof;
(H)    except as expressly contemplated by the Project Budget, or any other budget or business plan approved in accordance with this Agreement, acquiring or disposing of any assets (other than dispositions of obsolete, damaged or worn out assets in the ordinary course of business) with a Fair Market Value in excess of $500,000 individually, or $1,500,000 in the aggregate;
(I)    entering into, amending, suspending, terminating, enforcing or providing any consent or waiver with respect to, any material contract, arrangement, understanding or other transaction between or among any Member or any Affiliate thereof, on the one hand, and any member of the Company Group, on the other hand, other than any such contract, arrangement, understanding or other transaction that (i) contemplates annual payments not exceeding $500,000 and (ii) is on arms’ length terms; provided, that, for the avoidance of doubt, the entry by any member of the

Company Group into any contract in effect as of the date hereof and disclosed in the disclosure schedules to the Investor Subscription Agreement shall not require the consent of the Class A Members under this Section 6.02(o)(i)(I);
(J)    approving any Bankruptcy or dissolution of the Company or any Bankruptcy of any other member of the Company Group;
(K)    issuing any equity interests that rank (or are structurally) senior to or pari passu with the Class A Units;
(L)    subject to the provisions of Section 8.04, (1) filing or otherwise causing any member of the Company Group to file any entity classification election to treat any member of the Company Group other than as a partnership or a disregarded entity for United States federal income tax purposes (including by electing under Treasury Regulations Section 301.7701-3 to be classified as an association taxable as a corporation), (2) making any material Tax election for any member of the Company Group, except as provided herein, or (3) making any change to any material Tax or accounting method, except as would not have a disproportionate adverse effect on Investor or Holst as compared to the other Members;
(M)    loaning any funds of any member of the Company Group to any Person (other than another member of the Company Group) other than extensions of trade credit in the ordinary course of business;
(N)    permanently ceasing construction, development or operation of the Project;
(O)    causing any member of the Company Group to (1) hire any employees, (2) enter into or adopt any bonus, profit sharing, thrift, compensation, option, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, or (3) enter into any agreement, trust, fund, policy, or arrangement for the benefit or welfare of any directors (other than any customary director indemnification agreement), officers, or employees of any member of the Company Group, other than as expressly permitted pursuant to Section 6.07;
(P)    accepting any Capital Contribution in-kind;
(Q)    during the ITC Recapture Period (1) the admission of any Tax-Exempt Entity as a Member of the Company or a member of any other member of the Company Group that would impair ITC eligibility under Section 50 of the Code, or (ii) any Transfer (including any indirect Transfer) of a Membership Interest to a Tax-Exempt Entity;
(R)    any direct or indirect transfer of Units pursuant to the proviso in Section 4.01(a); or
(S)    agreeing or committing to take any of the foregoing actions.
Section 6.03.    Transactions with Affiliates. To the extent permitted by Law and approved by the Board, but subject to Section 6.02(o)(i)(D), each Member, whether acting for itself or on behalf of the Company, is hereby permitted to purchase property from, sell property to, enter into transactions with, loan money to, or otherwise deal with the Company Group, directly or indirectly through an Affiliate; provided, however, that any such dealing (including any issuance of Units other than pursuant to Section 3.03(b)(iv)) that is not either (x) at Fair Market Value or (y) on arms’ length terms, shall also require the consent of each disinterested Member. For the avoidance of doubt, neither the Company nor any other Member acting through the Company will have any rights in or to any income or profits received by a Member or any of its Affiliates (other than the Company Group) in any transaction permitted under this Section 6.03. The Company shall notify the Investor in writing in advance of any member of the Company Group entering into any transaction with any Member or any Affiliate of any Member, or any officer, employee, director, member, partner, shareholder, or representative of any Member or any Affiliate of any Member, which written notice shall include reasonable details regarding the terms and conditions of such transaction, including payments or compensation terms thereof.
Section 6.04.    Officers. The Board may from time to time designate one or more Persons to be Company officers with such titles as the Board may assign to such Persons. The Board may grant authority to any officer to take actions on behalf of the Company pursuant to a written delegation of authority matrix or other written delegation of authority that has been approved by the Board, and upon the approval of such delegation of authority, the applicable officer shall be entitled to take any such actions with the authority granted to him or her in such delegation of authority notwithstanding any provision to the contrary in this Article VI and until such time as such delegation of authority expires pursuant to its terms or is revoked by the Board. The salaries or other compensation, if any, of the Company’s officers and other agents will be fixed from time to time by the Board. Any officer may resign as such at any time. Such resignation will be made in writing and delivered to the Board and will take effect at the time specified therein or, if no time be specified, at the time of its receipt by the Board. Any officer may be removed as such, either with or without cause, by the Board, without prejudice to any contractual rights of such officer under any agreement with the Company Group. Any vacancy occurring in any Company office may be filled by the Board.
Section 6.05.    Waiver of Fiduciary Duties; Indemnification; Limitation of Liability.
(a)    Except for the express obligations set forth in this Agreement or in any other agreement, to the maximum extent permitted by Law, no Member or Manager shall have any fiduciary or other duty to the Company, any other Member or Manager or any other Person other than the implied contractual covenant of good faith and fair dealing, and no Member or Manager shall be liable in damages to the Company, any other Member or Manager or any other Person by reason of, or arising from or relating to the business and affairs of, or any action taken or failure to act on behalf of, the Company, except to the extent that it is determined by a final, non-appealable order of a court of competent jurisdiction that any of the foregoing was caused by a willful breach of this Agreement or actual fraud, gross negligence, willful misconducts, or bad faith of such Member, Manager or other Person.
(b)    To the fullest extent permitted by law and notwithstanding any provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement the Board or a Manager is permitted or required to make a decision in its “discretion” or “sole discretion,” such Person shall be entitled to consider any appropriate interests and factors as it desires; provided, that such Person shall in each case act or omit to act in good faith; and provided further, that such Person shall in each case act or omit to act in a manner reasonably believed by such Person to be in or not opposed to the best interests of the Company and otherwise in accordance with applicable law.
(c)    To the maximum extent permitted by Law but subject to this Section 6.05, each Member (including in its capacity as the Partnership Representative, if applicable) and each Manager (each an “Indemnitee”) will be indemnified and held harmless by the Company against, all claims, actions, demands, losses, damages, liabilities, costs, or expenses, including attorney’s fees, court costs, and costs of investigation, and including expenses incurred in successfully enforcing this right to indemnification, actually and reasonably incurred by any such Indemnitee (collectively, “Indemnified Losses”) arising from any civil, criminal, or administrative proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being a Member (including in its capacity as the Partnership Representative, if applicable), or a Manager, or by reason of its involvement in the management of the Company’s business and affairs, whether or not it continues to be such at the time any such Indemnified Loss is paid or incurred, except to the extent that any of the foregoing is determined by a final, non-appealable order of a court of competent jurisdiction (i) to have been caused by a willful breach of this Agreement or the actual fraud, gross negligence, willful misconduct, or bad faith of such persons or (ii) with respect to criminal matters, that an Indemnitee had reason to believe that his or her conduct was unlawful. IT IS THE EXPRESS INTENT OF THE PARTIES HERETO THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY LOSS THAT HAS RESULTED FROM OR IS ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT, OR CONCURRENT ORDINARY NEGLIGENCE OF, THE INDEMNITEE. Nothing in this Section 6.05(c) shall limit the waiver of duties with respect to Members and Managers provided in Section 6.06(a) and Section 6.06(b), or otherwise impose a standard of care or liability with respect to Managers or Members that is more stringent than that expressed in Section 6.06(a) and Section 6.06(b).
(d)    To the maximum extent permitted by Law, expenses incurred by an Indemnitee in defending any proceeding (except a proceeding by or in the right of the Company or brought by any Member against such Indemnitee), will be paid by the Company in advance of the final disposition of the proceeding upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is determined pursuant to this Section 6.05 or adjudicated to be ineligible for indemnification, which undertaking will be an unlimited general obligation of the Indemnitee but need not be secured except as otherwise determined by the Board.
(e)    The indemnification provided by this Section 6.05 will inure to the benefit of the heirs and personal representatives of each Indemnitee.
(f)    Any indemnification pursuant to this Section 6.05 will be made only out of the Company’s assets and will in no event cause any Member to incur any personal liability nor shall it result in any liability of the Members to any third party. The Company shall not be required to make a capital call to fund any indemnification obligation hereunder nor shall any Member be required to make any Capital Contribution for such purpose.
(g)    The rights of indemnification provided in this Section 6.05 are in addition to any rights to which an Indemnitee may otherwise be entitled by contract (including advancement of expenses) or as a matter of law. Notwithstanding the foregoing, if any fact, circumstance or condition forming a basis for a claim for indemnification by Investor under Section 8.2 of the Investor Subscription Agreement shall overlap with any fact, circumstance, condition, agreement or event forming the basis of any other claim for indemnification by the Investor under this Section 6.05, there shall be no duplication in the calculation or recovery of the amount of the Indemnified Losses.
(h)    Notwithstanding any other term of this Agreement, but subject to Section 6.05(b), to the extent that any term of this Agreement purports or is interpreted (i) to have the effect of replacing, restricting, or eliminating the duties that might otherwise, as a result of Delaware or other Law, be owed by a Member or a Manager to the Company, the other Members or Managers, any other Person who acquires an interest in the Company or any other Person who is bound by this Agreement, or (ii) to constitute a waiver of such duties by the Company, the Members, the Managers, any other Person who acquires an interest in the Company or any other Person who is bound by this Agreement or a consent by any of the foregoing to any such replacement, restriction, or elimination, such term shall be deemed to have been approved by the Company, all the Members, the Managers, each other Person who acquires an interest in the Company and each other Person who is bound by or seeks to exercise rights under this Agreement.
Section 6.06.    Company as Indemnitor of First Resort. The Company hereby agrees that:
(a)    it is the indemnitor of first resort under this Agreement or any other indemnification agreement, arrangement, or undertaking with respect to any Indemnitee and, as a result, the Company’s obligations to any such Indemnitee under this Agreement or any other agreement, arrangement, or undertaking to provide advancement of expenses and indemnification to such Indemnitee are primary without regard to any rights such Indemnitee may have to seek or obtain indemnification or advancement of expenses from any other Person or any of its Affiliates (“Other Indemnitor”) or from any insurance policy for the benefit of such Indemnitee (other than any directors’ or managers’ and officers’ insurance policy for the benefit of such Indemnitee maintained or paid for by the Company Group), and any obligation of any Other Indemnitor to provide advancement or indemnification for all or any portion of the same expenses, liabilities, judgments, penalties, fines, and amounts paid in settlement (including all interest, assessments, and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgments, penalties, fines, and amounts paid in settlement) incurred by such Indemnitee and any rights of recovery of such Indemnitee under any insurance policy for the benefit of such Indemnitee (other than any directors’ and officers’ insurance policy for the benefit of such Indemnitee maintained or paid for by the Company Group) are secondary; and
(b)    (i) if any Indemnitee pays or causes to be paid, for any reason, any amounts otherwise payable or indemnifiable under Section 6.05(a), then such Indemnitee shall be indemnified therefor pursuant to Section 6.05(a);
(ii)    if any other Person pays or causes to be paid on behalf of an Indemnitee, for any reason, any amounts otherwise payable or indemnifiable hereunder or under any other indemnification agreement, arrangement, or undertaking (whether pursuant to contract, organizational document, or otherwise) with such Indemnitee, then (A) such Person shall be fully subrogated to all rights of an Indemnitee with respect to such payment and (B) the Company shall fully indemnify, reimburse, and hold harmless such Person for all such payments actually made by such Person; and
(iii)    if any Indemnitee collects under any insurance policy for the benefit of such Indemnitee (other than any directors’ and officers’ insurance policy for the benefit of such

Indemnitee maintained or paid for by the Company Group), any amounts otherwise payable or indemnifiable hereunder or under any other indemnification agreement, arrangement, or undertaking (whether pursuant to contract, organizational document, or otherwise) with such Indemnitee, then (A) such insurer shall be fully subrogated to all rights of such Indemnitee with respect to such payment and (B) the Company shall fully indemnify, reimburse, and hold harmless such insurer for all such payments actually made by such insurer.
Section 6.07.    Managers’ and Officers’ Insurance. The Company will purchase and maintain managers’ and officers’ liability insurance in the amount approved by the Board, if any, on behalf of any Person who is or was a Member, a Manager, or a Company Group officer against any liability asserted against him or her or incurred by him or her in any capacity identified in Section 6.05 or arising out of his or her status as an Indemnitee, whether or not the Company would have the power to indemnify him or her against that liability under Section 6.05.
Section 6.08.    Other Activities. Notwithstanding anything to the contrary in this Agreement but subject to Section 7.03 and any other agreement entered into by the Members, the Members, the Managers and their respective Affiliates may engage or invest in, and devote their time to, any other business venture or activity of any nature and description, whether or not such activities are considered competitive with the Company Group or its business, and neither the Company Group nor any other Member will have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity will not be deemed wrongful or improper. Such right of the Members, the Managers, and their respective Affiliates does not require notice to, approval from, or other sharing with, any other Member or member of the Company Group. The legal doctrines of “corporate opportunity,” “business opportunity,” and similar doctrines will not be applied to any such competitive venture or activity of the Members, the Managers, and their respective Affiliates. Except as described herein, none of the Members, the Managers, or their respective Affiliates will have any obligation to the Company Group or any other Member with respect to any opportunity to expand the Company Group’s business or affairs, whether geographically or otherwise.
Section 6.09.    No Recourse Against Nonparty Affiliates. This Agreement may only be enforced against, and any claim based upon, arising out of, or related to this Agreement or the negotiation, execution, or performance of this Agreement may only be brought against, the Persons expressly party hereto, and then only with respect to the specific obligations set forth herein or therein with respect to such Persons. For further clarity, no past, present, or future director, officer, employee, incorporator, manager, member, partner, equityholder, Affiliate, agent, attorney, or other representative (in each case, in their capacities as such) of any Person party hereto or of any Affiliate of any Person party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Member under this Agreement or for any claim based on, in respect of or by reason of the transactions contemplated hereby or thereby. Without limiting the foregoing, to the extent permitted by Law, (a) each Person party hereto hereby waives and releases all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the Entity form of any Person party hereto or otherwise impose liability of any Person party hereto on any other Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Person party hereto disclaims any reliance upon any other Person not party hereto with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
Section 6.10.    Step-In Rights. In the event of the occurrence of any Step-In Event, the Company shall deliver to Investor (on behalf of the Class A Members) prompt notice in writing of such event along with a proposed plan outlining the actions (and timeline) that the Company and/or Topco proposes to take to remedy such Step-In Event, which plan and timeline shall be subject to the Investor’s written approval. If the Investor approves any remedial plan and timeline with respect to a Step-In Event, each Manager and other key personnel identified by the Investor shall, at the Investor’s request at any time and from time to time, hold meetings with Investor to review the progress made in achieving the milestones and meeting the timeline set forth in the remedial plan and timeline approved by the Investor. In the event the Company is in material breach of its obligations under this Agreement which constitutes an intentional repudiation of its status as operator of the Project, then the Investor may remove any or all of the Managers from the Board and other positions held with the Company and any Subsidiary of the Company, and the Investor shall thereafter have the right, power and authority to designate any or replace all the Managers during the continuation of such repudiation.
Section 6.11.    Repayment of XRC Debt. The Company shall, and the Board shall cause the Company to, use any Available Cash, Distributable Debt Proceeds (including net proceeds from any ITC bridge loan), and Distributable ITC Transfer Proceeds to repay all indebtedness under or pursuant to the XRC Loan Agreement in full before the end of the calendar year in which the assets of Cape Phase 1 WellCo are placed in service.
ARTICLE VII
RIGHTS OF MEMBERS; CONFIDENTIALITY; BOOKS AND RECORDS
Section 7.01.    Access to Information. In addition to the other rights specifically set forth in this Agreement, the Investor, the Class B Member, and Holst (for so long as he remains professionally affiliated with Investor) will have access to all information to which a member of a limited liability company is entitled to have access pursuant to non-waivable provisions of the Act.
Section 7.02.    Financial Reports. The Company will cause to be prepared or delivered such reports as the Board may request. Additionally, the Company shall furnish the following to the Investor, the Class B Member, and Holst (for so long as he remains professionally affiliated with Investor):
(a)    within one hundred twenty (120) days after the end of each Fiscal Year: (i) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related consolidated income statement, statement of Members’ equity and statement of cash flows for such Fiscal Year, in each case, prepared in accordance with GAAP, (ii) an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related consolidated income statement, statement of Members’ equity and statement of cash flows for such Fiscal Year, in each case, prepared in accordance with GAAP and a signed audit letter from the Company’s auditors; and (iii) a copy of the reports from the Company’s auditors pursuant to Statements of Auditing Standards 114 and 115 for such Fiscal Year;
(b)    within forty-five (45) calendar days after the end of each fiscal quarter, an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and an unaudited related statement of operations and statement of cash flows of the Company and its Subsidiaries for such quarter prepared in accordance with GAAP;
(c)    within forty-five (45) calendar days after the end of each month, consolidated monthly financial statements, including an unaudited balance sheet as of the end of the prior month and an unaudited related consolidated income statement, statement of cash flows and statement of members’ equity of the Company and its Subsidiaries for such month prepared in accordance GAAP;
(d)    promptly after the occurrence of any event that has had or could reasonably be expected to have a material adverse effect on the Company’s business, operating results, or financial condition, notice of such event together with a summary describing the nature of the event and its impact on the Company; and
(e)    any other information that a Member may reasonably request.
Section 7.03.    Confidentiality. Each Member, on behalf of itself, its Affiliates and its advisors, agrees that this Agreement, all understandings, agreements and other arrangements between and among the Members, and all other non-public information received from or otherwise relating to the Company Group or its business and affairs will be confidential, and will not be disclosed or otherwise released to any other Person (other than another Member), without Board approval, unless such disclosure or release is otherwise permitted pursuant to the terms of a separate agreement between the Company Group, on the one hand, and such Member, on the other; provided, however, that Investor, Holst or Fervo may disclose any of the above confidential information to its Affiliates and its and their potential and actual Transferees, lenders, investors, and representatives who are bound by confidentiality duties or obligations with respect thereto. The obligations of the Members hereunder will not apply to the extent that the disclosure of information otherwise determined to be confidential is required by Law; provided, however, that prior to disclosing such confidential information, to the extent practicable a Member must notify the Company thereof, which notice will include the basis upon which such Member believes the information is required to be disclosed. Each Member agrees that it will not use any such confidential information (x) in any way that would be reasonably expected to benefit any Competitor or (y) for any other purpose except in connection with its investment in the Company, including a potential sale or acquisition of its Units. Furthermore, Members and the Company acknowledge that Investor and its Affiliates’ employees, directors, officers, and principals, including Holst, serve, or may in the future serve, as directors of direct or indirect portfolio companies (which will be deemed to include entities in which Investor or its Affiliates own any equity interests) of investment funds advised or managed by Investor or any of its Affiliates or any of their respective direct or indirect investors (collectively, the “Excluded Entities”), and that such employees, directors, officers, principals, and Excluded Entities will not be deemed to have used confidential information solely due to the dual roles of any such employee, director, officer, or principal, including Holst, or the use by such employee, director, officer, or principal, including Holst, of general industry information that is confidential information.
Section 7.04.    Press Releases. No member of the Company Group nor any Member or Manager shall issue, or authorize to be issued, any press release, interview, article, or other media release (including an internet posting, web blog, or other electronic publication) that makes reference to this Agreement, the Members, Affiliates of the Members, or the transactions contemplated herein without the prior written consent of the Board and the Investor.

Section 7.05.    Maintenance of Books and Records. The books of account for the Company and other Company records will be located at the Company’s principal office or such other place as the Board may deem appropriate, and will be maintained on an accrual basis in accordance with this Agreement, except that the Capital Accounts of the Members will be maintained in accordance with the definition of Capital Account.
Section 7.06.    Bank Accounts. The Board will cause the Company to establish and maintain one or more separate bank or investment accounts for Company funds in the Company name with such financial institutions and firms as the Board may select and with such signatories thereon as the Board may designate.
Section 7.07.    Conflicts of Interest. Notwithstanding anything to the contrary in this Agreement, the Company, as reasonably determined by a majority of the Managers, reserves the right to withhold any information from any Member and exclude any Manager from any meeting or portion thereof (collectively, an “Exclusion”) if such Member’s access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest; provided, that the Company shall limit such Exclusion (including by use of redaction, executive sessions or similar techniques) as may be reasonably practicable in lieu of wholesale withholding of materials and/or exclusion from meetings.
ARTICLE VIII
TAXES
Section 8.01.    Tax Returns. The Board will cause to be prepared and filed all necessary federal, state, and local income tax returns for the Company, and the Board will engage a nationally recognized accounting firm, or such other accounting firm as Investor (on behalf of the Class A Members) and the Class B Members mutually agree, to prepare the Company’s federal and state income tax returns. Each Member will furnish to the Board all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s tax returns to be prepared and filed. The Company shall furnish to each Member an estimated IRS Form 1065, Schedule K-1 with respect to such Member no later than February 15th following each Fiscal Year and a final IRS Form 1065, Schedule K-1 with respect to such Member no later than August 15th following each Fiscal Year and will use commercially reasonable efforts to provide Members with the information necessary for each Member to calculate its obligation to make estimated payments of income taxes related to the ownership of such Member’s Units on a timely basis.
Section 8.02.    Tax Elections; Tax Credit Transfers; Begin Construction.
(a)    Elections by the Company. The Company will make the following elections in the appropriate manner:
(i)    to adopt the Company’s Fiscal Year set forth in Section 2.06;
(ii)    to adopt the accrual method of accounting;
(iii)    to elect to amortize the Company’s start-up expenses under Code Section 195 ratably over a period of one hundred eighty (180) months as permitted by Code Section 195(b);

(iv)    to elect to amortize the Company’s organization expenses under Code Section 709 ratably as permitted by Code Section 709(b);
(v)    to claim the ITC in respect of the relevant assets of Cape Phase 1 WellCo; provided that, to the extent any structuring contemplated pursuant to Section 8.04(a) is implemented, the Blocker shall make such election rather than the Company;
(vi)    to cause the Project Company to claim the PTC with respect to its applicable assets; and
(vii)    subject to Section 6.02(o) and Section 8.02(b), any other election the Board may deem appropriate and in the best interests of the Members.
(b)    Tax Credit Transfers. The Company hereby covenants and agrees to use commercially reasonable efforts to transfer (and cause the Blocker or Project Company to transfer, as applicable) any “eligible credits” (as defined in Section 6418(f)(1) of the Code) generated by the Company (or, if applicable, the Blocker) and the Project Company, respectively, with respect to their respective assets and operations pursuant to Section 6418 of the Code, and to use commercially reasonable efforts to take (and cause the Blocker or Project Company to take) any and all reasonable actions, and make (and cause the Project Company to make), any and all elections required of the Company (or the Blocker or Project Company, as applicable) in connection therewith.
(c)    Begin Construction. The Company and Fervo represent and warrant to Investor and Holst that the “safe harbor” “begin construction” date with respect to the ITC and PTCs that will be claimed in respect of the Project is prior to January 1, 2025, but no earlier than January 1, 2023, and the Company covenants and agrees to take (and cause the Project Company to take) any and all commercially reasonable actions necessary to preserve such “safe harbor” “begin construction” date.
(d)    Elections by Members. If any Member makes any Tax election that requires the Company to furnish information to such Member to enable such Member to compute its own Tax liability, or requires the Company to file any Tax return or report with any Taxing authority, in either case, that would not be required in the absence of such election made by such Member, the Company may, as a condition to furnishing such information or filing of such return or report, require such Member to pay to the Company any reasonable incremental expenses incurred in connection therewith.
(e)    Tax Status of the Company. It is the intent of the Members that the Company be treated as a partnership, and Cape Phase 1 WellCo, be treated as an entity disregarded as separate from the Company, for federal income tax purposes and, to the extent permitted by Law, for state and local franchise and income tax purposes. Except in connection with a conversion of the Company as contemplated by Section 4.03 (but subject to Section 6.02(o)) or otherwise contemplated by Section 8.04, neither the Company nor any Member may make an election for the Company, Cape Phase 1 WellCo or any other Subsidiary to be treated as a corporation, and no term of this Agreement will be construed to sanction or approve such an election.
(f)    Tax Treatment of Royalty Payments.

(i)    The parties hereto acknowledge and agree that solely for federal and state income tax purposes, Investor and Holst shall continue to be treated as a partner of the Company until it has received the last payment to which it is entitled pursuant to Section 4.08.
(ii)    Any amount paid to the Investor or Holst pursuant to Section 4.08 shall be treated as a distributive share of items of the Company’s Profit pursuant to Section 736(a)(1) of the Code (and not as a guaranteed payment pursuant to Section 736(a)(2) of the Code, as determined under Treasury Regulations Section 1.707-1(c)), unless otherwise required by applicable law.
(g)    Section 754 Election. To the extent an election under Code Section 754 is not already in effect for the Company, the Company shall make the election provided by Code Section 754 in accordance with Treasury Regulations Section 1.754-1(b) for its taxable year that includes the Effective Date or whenever requested by any Member.
Section 8.03.    Partnership Representative.
(a)    From time to time, the Board shall designate a Person to act as the Partnership Representative within the meaning of Code Section 6223 and in a similar capacity under any other applicable Tax Law; provided, however, that Fervo shall be designated as the Partnership Representative as of and after the Effective Date, unless otherwise determined by the Board, and for each taxable year of the Company, the Company shall appoint an individual subject to the control of the Partnership Representative (the “Designated Individual”) meeting the requirements of Treasury Regulations Section 301.6223-1(b)(3) as the person authorized to represent the Partnership Representative in audits and other proceedings governed by the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the Bipartisan Budget Act of 2015 (the “Revised Partnership Audit Rules”) and shall revoke such appointment if such individual ceases to be subject to the control of the Partnership Representative. The Partnership Representative and Designated Individual shall have all rights, authority, and power, and shall be subject to all obligations, of a partnership representative to the extent provided in the Code and the Treasury Regulations or other Law and shall represent the Company in all Tax matters to the extent determined by the Board and allowed by Law. Each of the Partnership Representative and Designated Individual shall use its commercially reasonable efforts to minimize the financial burden of any partnership adjustment to each Member and former Member holding Membership Interests during the reviewed fiscal year, to the extent allowed by Law, through the application of the procedures established pursuant to Section 6225(c) of the Code, and/or through an election and the furnishing of statements pursuant to Section 6226 of the Code, and each Member (and each former Member) agrees to use commercially reasonable efforts to cooperate with the Partnership Representative and Designated Individual and do or refrain from doing any or all things reasonably requested by the Partnership Representative or Designated Individual (including paying such Member’s allocable share of any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any audit or examination of the Company’s affairs by any federal, state or local tax authorities, including resulting administrative and judicial proceedings; provided, however, that no Member shall have an obligation to file any amended tax return. The Partnership Representative and Designated Individual shall use commercially reasonable efforts to (i) comply with any reasonable request of a Member to modify any adjustment by any taxing authority of any item of income, gain, loss, deduction or credit of the Company under Section 6225(a) of the Code (or any similar provision of state or local law) attributable to such Member by application of Section 6225(c) of the Code (or any similar provision of state or local law) and (ii) to allocate the benefit of any such modification to the appropriate Member; provided, however, that such Member provide all information reasonably requested by the Partnership Representative and Designated Individual in connection therewith. Expenses incurred by the Partnership Representative or a Person acting in a similar capacity as set forth in this Section 8.03 shall be borne by the Company. Such expenses shall include fees of attorneys and other Tax professionals, accountants, appraisers, and experts, filing fees, and reasonable out-of-pocket costs.
(b)    Subject to Section 8.03(c), the Partnership Representative and Designated Individual shall not (i) settle any material Tax matter that disproportionately adversely impacts the Investor or Holst, (ii) extend the period of limitations for the assessment or collection of any Tax or (iii) choose or change the forum for such contest, without the prior written consent of the Investor, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    The Partnership Representative and Designated Individual shall keep the Members fully informed of any material federal, state or local Tax inquiry, examination or proceeding, including promptly notifying the Members of the beginning and completion of a material federal, state or local Tax administrative or judicial proceeding involving the Company and promptly informing the Members of any tax deficiencies assessed by any taxing authority against the Company or the Members, in each case, promptly upon such notice being received by the Partnership Representative or Designated Individual. Each Member does hereby agree to indemnify and hold harmless the Company from and against any liability with respect to its share of any tax deficiency paid or payable by the Company that is allocable to the Member (as reasonably determined by the Board) with respect to an audited or reviewed taxable year for which such Member was a Member (for the avoidance of doubt, but subject to Section 6.05(a) hereof, including any applicable interest and penalties); such obligation will survive such Member’s ceasing to be a Member and/or the termination, dissolution, liquidation and winding up of the Company.
(d)    The provisions contained in this Section 8.03 shall survive the termination of the Company and the Transfer of any Membership Interest.
Section 8.04.    Additional ITC Matters.
(a)    If, prior to the date on which the applicable assets of Cape Phase 1 WellCo are placed in service, (i) the Company determines in good faith, based on written advice of its tax return preparer (that Investor determines in good faith is reasonably satisfactory to Investor), that it is reasonably likely that the ITCs generated by such assets will be reduced or subject to a material risk of recapture absent a material change to the agreed economics reflected in this Agreement or (ii) any lender or potential lender requires or otherwise conditions the full receipt of loan proceeds or the entry into definitive loan documents on the use of a Blocker, the Company shall be permitted to cause the applicable assets of Cape Phase 1 WellCo to be held by the Company through an entity that is classified as a corporation for U.S. federal income tax purposes, including by interposing an intermediate entity or causing Cape Phase 1 WellCo to elect to be taxed as a corporation for U.S. federal income tax purposes) (a “Blocker”); subject to consulting in good faith with Investor (on behalf of the Class A Members) and lender or potential lender, as applicable, regarding and considering reasonable alternative arrangements that minimize the overall financial impact (including tax liability) to each Member.
(b)    During the ITC Recapture Period (unless a determination under Section 8.04(a) has been made to interpose a Blocker, neither the Company nor any Subsidiary shall issue any new nonrecourse debt with respect to the assets of Cape Phase 1 WellCo (which, for the avoidance of doubt, shall not include any ITC bridge loan or construction loan entered into prior to Final Completion) unless the Company determines in good faith, that the lender of such nonrecourse debt is a “qualified person” as such term is defined in Section 49(a)(1)(D)(iv) of the Code; provided that the Investor and Holst shall provide to the Company any representations required to confirm that such lender and the Investor and Holst are not related as contemplated by Section 49(a)(1)(D)(iv)(I) of the Code.
(c)    Prior to the date that the assets of Cape Phase 1 WellCo are placed in service (unless a determination under Section 8.04(a) has been made to interpose a Blocker), Fervo and the Investor (on behalf of the Class A Members) agree to use good faith efforts to work with their applicable tax advisors to agree on revisions to this Agreement (including by making appropriate adjustments to allocations of Profits and Losses, Capital Accounts and liquidating distributions) in a manner that (i) preserves the Class A Members’ intended economic entitlements hereunder, (ii) minimizes the risk of a material amount of recapture of ITCs to any Member (or its direct or indirect owners), and (iii) to extent permitted by applicable Law, that minimizes any discrepancy between the allocation of items described in Section 5.02(b)(xi) hereof to a Member and the economic entitlements of such Member pursuant to this Agreement giving rise to such items.
ARTICLE IX
DISSOLUTION, LIQUIDATION AND TERMINATION
Section 9.01.    Dissolution. Subject to Section 6.02(o), the Company will dissolve and its affairs will be wound up upon the first to occur of either of the following:
(a)    approval of all the Managers; or
(b)    the occurrence of any other event causing dissolution of the Company under the Act;
provided, however, that, upon dissolution pursuant to Section 9.01(b), any remaining Members may elect to continue the Company’s business within ninety (90) days after the occurrence of the event causing such dissolution. The death, resignation, withdrawal, bankruptcy, insolvency, or expulsion of any Member will not dissolve the Company.
Section 9.02.    Liquidation and Termination. On dissolution of the Company, the Board may appoint one or more Persons as liquidator(s). The liquidator will proceed diligently to wind up the Company’s affairs and make final distributions as provided herein. The costs of liquidation will be borne as a Company expense. Until final distribution, the liquidator will continue to operate the Company properties with all power and authority of the Members. The steps to be accomplished by the liquidator are as follows:
(a)    as promptly as possible after dissolution and again after final liquidation, the liquidator will cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
(b)    the liquidator will pay from Company funds all of the Company’s debts and liabilities (including all expenses incurred in liquidation) or otherwise make adequate provision therefor

(including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
(c)    the Company will dispose of all remaining assets as follows:
(i)    the liquidator may sell any Company property, and any resulting gain or loss from each sale will be computed and allocated to the Members pursuant to Section 5.02;
(ii)    without duplication of the adjustments required pursuant to the definition of Gross Asset Value, with respect to all Company property that has not been sold, the Fair Market Value of that property will be determined and the Capital Accounts of the Members will be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a Taxable sale of such property for the Fair Market Value of such property on the date of distribution; and
(iii)    thereafter, Company property will be distributed among the Members in accordance with Section 5.01(a). All distributions made pursuant to this Section 9.02(c)(iii) will be made, to the extent reasonably practicable, by the end of such Fiscal Year (or, if later, within ninety (90) days after the date of such liquidation).
(d)    All distributions in kind to the Members will be valued at Fair Market Value, as determined by the liquidator, and made subject to the liability of each distributee for its allocable share of costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities will be allocated to the distributee pursuant to this Section 9.02.
(e)    Notwithstanding the foregoing, each Member will receive an undivided interest in any Company property distributed in kind to the Members, and each Member’s proportionate interest in such distributed property will be determined based upon the proportionate amount of cash distributions such Member would receive in liquidation of the Company, if the liquidator (i) sold all Company properties for cash (in amounts equal to their respective Fair Market Values), (ii) satisfied all Company liabilities (limited with respect to any Company nonrecourse liabilities to the Fair Market Value of the property securing such liabilities), and (iii) distributed the proceeds from such sale and any other cash on hand to the Members pursuant to Section 5.01(a).
Section 9.03.    Cancellation of Filing. On completion of the distribution of Company assets as provided herein, the Company will be terminated and the Board (or such other Person or Persons as may be authorized or required) will cause the cancellation of any other filings previously made on behalf of the Company and will take such other actions as may be necessary to terminate the Company.
ARTICLE X
GENERAL TERMS
Section 10.01.    Notices. All notices, requests, or consents provided for or permitted to be given under this Agreement will be in writing (including writing transmitted as provided in Section 10.14) and will be given (a) by depositing such writing with a reputable overnight courier for next day delivery, or (b) by delivering such writing to the recipient in person, by courier or by email transmission. A notice, request or consent given under this Agreement will be effective on receipt by the Person to receive it except that a notice, request, or consent given by email transmission will be effective when sent. All notices, requests, and consents to be sent to a Member will be sent to or made at the addresses given for that Member on the list on Schedule 1 or such other address as that Member may specify by notice to the other Members.
Section 10.02.    Entire Agreement; Supersedure; Third-Party Beneficiaries. This Agreement, together with the agreements entered into in connection herewith, constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written. Notwithstanding any other term of this Agreement, the Company may, upon approval of the Board, enter into agreements or other writings with any Member in respect of the Units of such Member, and the rights of the Company and obligations of such Member set forth in any such agreement or writing may establish rights in favor of the Company or such Member or limit the rights of the Company or such Member. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective successors, personal representatives, and permitted assigns, any rights or remedies under or by reason of this Agreement; provided, however, that (a) the Board, Company Group officers, and former Managers and Company Group officers are intended to be third-party beneficiaries of Sections 6.05, 6.06, 6.07, 6.08, and 6.09, with rights to enforce such terms as though a party to this Agreement and (b) the Persons described in Section 6.09 are intended to be third-party beneficiaries with rights to enforce Section 6.09 as though a party to this Agreement.
Section 10.03.    Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by such Person of its obligations with respect to the Company will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to determine any Person to be in default with respect to the Company, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.
Section 10.04.    Amendment or Modification.
(a)    Except as otherwise set forth in this Agreement, this Agreement may be amended or modified from time to time only by a written instrument that is adopted by Fervo and the Members holding a majority of the Class A Units; provided, however, that, subject to Section 10.04(b), (i) any such amendment that materially and disproportionately adversely affects any Class A Member as compared to the impact of such amendment on other Members will require the consent of such Class A Member, (ii) any such amendment that requires any Member to make a Capital Contribution to the Company not contemplated by Section 3.03(b) or to which such Member has not otherwise agreed in writing will require the consent of such Member, and (iii) any such amendment that alters Section 4.02, Section 6.02(o), 8.02(a)-(c) or Section 9.01, this Section 10.04 or any other provision of this Agreement that provides an express consent right to Investor (or any Manager appointed by Investor) will require the consent of Investor.
(b)    Notwithstanding anything herein to the contrary, no Member approval is required for any amendment made by the Board (i) to Schedule 1 in accordance with Section 3.01 or Section 3.03(b)(v), (ii) in connection with the creation and issuance of additional or different classes or series of Units approved in accordance with this Agreement or (iii) in connection with an Internal

Restructuring approved in accordance with this Agreement and effected in accordance with Section 4.03.
Section 10.05.    Survivability of Terms. Sections 3.09, 5.03, 6.05, 6.06, 6.07, 6.08, 6.09, and 7.03, and Articles VIII and X shall survive any termination of this Agreement (and the withdrawal of any Member) and will be construed as agreements independent of any other terms of this Agreement.
Section 10.06.    Binding Effect. Except in accordance with a Transfer of Units permitted hereunder, this Agreement may not be assigned by any party hereto, and any purported assignment that is not pursuant to a Transfer of Units permitted hereunder shall be void and of no force and effect. Subject to the restrictions on Transfer set forth in this Agreement, this Agreement will be binding on and inure to the benefit of the Members and their respective heirs, legal representatives, trustees, successors, and assigns.
Section 10.07.    Governing Law; Severability. This Agreement is governed by and will be construed in accordance with the Laws of the State of Delaware, excluding any conflict-of-Laws rule or principle (whether under the Laws of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the Laws of another jurisdiction. If any term of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to other Persons or circumstances will not be affected thereby, and such term will be enforced to the extent permitted by applicable Law.
Section 10.08.    Dispute Resolution; Consent to Jurisdiction; Waiver of Jury Trial.
(a)    Any controversy, dispute or claim, whether based on contract, tort, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement) between the Members arising out of or related to or in connection with this Agreement, any transactions arising under this Agreement or the breach of this Agreement (each a “Dispute”) shall be exclusively and finally settled in accordance with this Section 10.08.
(b)    The parties to any Dispute shall first attempt in good faith to resolve such Dispute by mutual discussion and agreement within thirty (30) days after the date that one party to the Dispute gives written notice of such Dispute to the Company and each other party to the Dispute. If the Dispute is not resolved within thirty (30) days after receipt of such notice, it may be submitted to the state and federal courts of the State of Delaware in accordance with Section 10.08(c)-(f).
(c)    EACH PARTY HERETO VOLUNTARILY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE (OR IF SUCH COURTS SHALL NOT HAVE JURISDICTION, ANY UNITED STATES STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE) FOR ANY DISPUTE, AND HEREBY IRREVOCABLY AGREES THAT SUCH DISPUTE MAY BE HEARD AND DETERMINED IN SUCH DELAWARE STATE OR U.S. FEDERAL COURT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO VENUE OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF ANY ACTION WITH RESPECT TO SUCH DISPUTE. EACH PARTY

HERETO FURTHER AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST ANY PARTY HERETO IN ANY ACTION WITH RESPECT TO ANY DISPUTE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.
(d)    EACH PARTY HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES THAT HIS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS Section 10.09.
(e)    IT IS THE INTENT OF THE PARTIES THAT IN THE EVENT ANY PARTY HAS THE RIGHT TO BRING OR TO PARTICIPATE IN ANY LAWSUIT BROUGHT AS A CLASS ACTION, COLLECTIVE ACTION OR IN A REPRESENTATIVE CAPACITY AGAINST EACH OTHER OR THE COMPANY IN CONNECTION WITH ANY CLAIM ARISING OUT OF, CONNECTED WITH OR RELATING IN ANY WAY TO THE COMPANY’S BUSINESS OR AFFAIRS OR TO THIS AGREEMENT, THE RIGHT TO BRING OR PARTICIPATE IN THE CLASS ACTION LAWSUIT IS EXPRESSLY WAIVED.
(f)    To the extent that any party hereto (including assignees of any party’s rights or obligations under this Agreement) may be entitled, in any jurisdiction, to claim for itself or its revenues, assets, or properties, immunity from service of process, from suit, from the jurisdiction of any court, from an interlocutory order or injunction or the enforcement of the same against its property in such court, from attachment prior to judgment, from attachment in aid of execution of an arbitral award or judgment (interlocutory or final), or from any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), each party hereto hereby irrevocably agrees not to claim, and hereby irrevocably waives, such immunity.
Section 10.09.    Specific Performance. The Members understand and agree that (a) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (b) although monetary damages may be available for the breach of such covenants and agreements, such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any Member’s or the Company’s right to specific performance and (c) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the Members would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Members and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Members further agrees that no Member nor the Company shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this

Section 10.09, and each Member waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 10.10.    Offset. Whenever the Company is to pay any sum to any Member or its Affiliates, any debts, liabilities, or amounts as determined by the Board in good faith to be owed by such Member or its Affiliates to the Company Group may be deducted from such sum before payment and applied to offset such debts liabilities or amounts.
Section 10.11.    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member will execute and deliver any additional agreements, documents, and instruments and perform any additional acts that may be necessary, appropriate or desirable to effectuate and perform the terms of this Agreement and such transactions, including voting for, consenting to, and raising no objections to any transaction contemplated hereby and waiving any dissenters’ rights, appraisal rights, or similar rights in connection therewith.
Section 10.12.    Waiver of Certain Rights. To the extent permitted by Law, each Member irrevocably waives any right it might have to maintain any action for dissolution of the Company or to maintain any action for partition of the Company’s property.
Section 10.13.    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument.
Section 10.14.    Electronic Transmissions. Each of the parties hereto agrees that (a) any signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (b) any such document shall be considered to have the same binding and legal effect as an original document, and (c) at the request of any party hereto, any such document shall be re-delivered or re-executed, as appropriate, by the relevant party or parties in its original form. Each of the parties hereto further agrees that they will not raise the transmission of a document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process. The use of an electronic signature to conduct a transaction, indicate the execution of an agreement or provide notice or other form of communication is expressly authorized.
[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

COMPANY:

CAPE PHASE 1 INTERMEDIATE HOLDCO, LLC

By:	/s/ Timothy Latimer
Name:	Timothy Latimer
Title:	Manager

MEMBERS:

CAPE HOLDCO LLC

By:	/s/ Timothy Latimer
Name:	Timothy Latimer
Title:	Manager
(Signature Page to Second Amended and Restated Limited Liability Company Agreement
of Cape Phase 1 Intermediate HoldCo LLC)

CENTAURUS CAPITAL LP
By: Centaurus Holdings, LLC, its general partner

By:	/s/ John D. Arnold
Name:	John D. Arnold
Title:	Manager

/s/ Keith Holst
KEITH HOLST
(Signature Page to Second Amended and Restated Limited Liability Company Agreement
of Cape Phase 1 Intermediate HoldCo LLC)

Schedule 1
[***]
Schedule 1

Schedule 2
Sharing Ratios
[***]
Schedule 2

Exhibit A
Distributions
Section 1.    Distributions of Available Cash. All distributions of Available Cash shall be distributed on a quarterly basis to the Members as follows:
(i)    In the case that, as of the date that the ITC Assets have been Placed in Service, the Company Group has not raised Term Debt, then (x) from the Effective Date until June 30, 2028 (the “Date of Determination”), if the Transmission Condition has not been satisfied by the Date of Determination, otherwise (y) from the Effective Date until the Third Flip Date:
(A)    first, in respect of any distributions to be made by the Company prior to the First Flip Date, (A) the percentage equal to the CC First Sharing Ratio to each holder of Class A Units pro rata in accordance with their respective Class A Units as of such time and (B) the percentage equal to the Fervo Cash Sharing Ratio to each holder of Class B Units pro rata in accordance with their respective Class B Units as of such time; provided that if there was a Class A Shortfall on the last day of a Fiscal Year, then Available Cash in the next Fiscal Year will be distributed 100% to the Class A Members pro rata in accordance with their respective Class A Units as of such time until the Class A Shortfall has been eliminated, after which distributions will resume in the then applicable cash sharing ratios;
(B)    second, in respect of any distributions to be made by the Company on or after the First Flip Date and prior to the Second Flip Date, (A) the percentage equal to the CC Second Sharing Ratio to each holder of Class A Units pro rata in accordance with their respective Class A Units as of such time and (B) the percentage equal to the Fervo Cash Sharing Ratio to each holder of Class B Units pro rata in accordance with their respective Class B Units as of such time; provided that if there was a Class A Shortfall on the last day of a Fiscal Year, then Available Cash in the next Fiscal Year will be distributed 100% to the Class A Members pro rata in accordance with their respective Class A Units as of such time until the Class A Shortfall has been eliminated, after which distributions will resume in the then applicable cash sharing ratios;
(C)    third, in respect of any distributions to be made by the Company on or after the Second Flip Date and prior to the Third Flip Date, (A) the percentage equal to the CC Third Sharing Ratio to each holder of Class A Units pro rata in accordance with their respective Class A Units as of such time and (B) the percentage equal to the Fervo Cash Sharing Ratio to each holder of Class B Units pro rata in accordance with their respective Class B Units as of such time; and
(D)    thereafter, in respect of any distributions to be made by the Company on or after the Third Flip Date, to the Members, other than the Class A Members, pro rata in accordance with the number of Units (other than Class A Units) held by each such Member.
Exhibit A - 1

(ii)    In the case that, as of the date that the ITC Assets have been Placed in Service, the Company Group has (x) raised Term Debt in an amount of at least $200,000,000, or (y) raised Term Debt in an amount less than $200,000,000 and the Transmission Condition has been satisfied:
(A)    first, in respect of any distributions to be made by the Company prior to the First Flip Date, (A) the percentage equal to the CC First Sharing Ratio to each holder of Class A Units pro rata in accordance with their respective Class A Units as of such time and (B) the percentage equal to the Fervo Cash Sharing Ratio to each holder of Class B Units pro rata in accordance with their respective Class B Units as of such time; provided that if there was a Class A Shortfall on the last day of a Fiscal Year, then Available Cash in the next Fiscal Year will be distributed 100% to the Class A Members pro rata in accordance with their respective Class A Units as of such time until the Class A Shortfall has been eliminated, after which distributions will resume in the then applicable cash sharing ratios;
(B)    second, in respect of any distributions to be made by the Company on or after the First Flip Date and prior to the Second Flip Date, (A) the percentage equal to the CC Second Sharing Ratio to each holder of Class A Units pro rata in accordance with their respective Class A Units as of such time and (B) the percentage equal to the Fervo Cash Sharing Ratio to each holder of Class B Units pro rata in accordance with their respective Class B Units as of such time; provided that if there was a Class A Shortfall on the last day of a Fiscal Year, then Available Cash in the next Fiscal Year will be distributed 100% to the Class A Members pro rata in accordance with their respective Class A Units as of such time until the Class A Shortfall has been eliminated, after which distributions will resume in the then applicable cash sharing ratios;
(C)    third, in respect of any distributions to be made by the Company on or after the Second Flip Date and prior to the Third Flip Date, (A) the percentage equal to the CC Third Sharing Ratio to each holder of Class A Units pro rata in accordance with their respective Class A Units as of such time and (B) the percentage equal to the Fervo Cash Sharing Ratio to each holder of Class B Units pro rata in accordance with their respective Class B Units as of such time; and
(D)    thereafter, in respect of any distributions to be made by the Company on or after the Third Flip Date, to the Members, other than the Class A Members, pro rata in accordance with the number of Units (other than Class A Units) held by each such Member.
(iii)    After the Date of Determination, in the case that, as of the Date of Determination, both (x) the Company Group has not raised Term Debt in an amount of at least $200,000,000 and (y) the Transmission Condition has not been satisfied:
(A)    first, in respect of any distributions to be made by the Company prior to the First Flip Date, (A) the percentage equal to the CC First Sharing Ratio to each holder of Class A Units pro rata in accordance with their respective Class A
Exhibit A - 2

Units as of such time and (B) the percentage equal to the Fervo Cash Sharing Ratio to each holder of Class B Units pro rata in accordance with their respective Class B Units as of such time; provided that if there was a Class A Shortfall on the last day of a Fiscal Year, then Available Cash in the next Fiscal Year will be distributed 100% to the Class A Members pro rata in accordance with their respective Class A Units as of such time until the Class A Shortfall has been eliminated, after which distributions will resume in the then applicable cash sharing ratios;
(B)    second, in respect of any distributions to be made by the Company on or after the First Flip Date and prior to the Second Flip Date, (A) the percentage equal to the CC Second Sharing Ratio to each holder of Class A Units pro rata in accordance with their respective Class A Units as of such time and (B) the percentage equal to the Fervo Cash Sharing Ratio to each holder of Class B Units pro rata in accordance with their respective Class B Units as of such time; provided that if there was a Class A Shortfall on the last day of a Fiscal Year, then Available Cash in the next Fiscal Year will be distributed 100% to the Class A Members pro rata in accordance with their respective Class A Units as of such time until the Class A Shortfall has been eliminated, after which distributions will resume in the then applicable cash sharing ratios;
(C)    third, in respect of any distributions to be made by the Company on or after the Second Flip Date and prior to the Third Flip Date, (A) the percentage equal to the CC Third Sharing Ratio to each holder of Class A Units pro rata in accordance with their respective Class A Units as of such time and (B) the percentage equal to the Fervo Cash Sharing Ratio to each holder of Class B Units pro rata in accordance with their respective Class B Units as of such time; and
(D)    thereafter, in respect of any distributions to be made by the Company on or after the Third Flip Date, to the Members, other than the Class A Members, pro rata in accordance with the number of Units (other than Class A Units) held by each such Member.
Section 2.    Distributions of Distributable DR Proceeds. Notwithstanding Section 1 of this Exhibit A, in the event that a Debt Recap occurs prior to Final Completion, the Board shall cause the Company to distribute all Distributable DR Proceeds to the Members as follows: (A) the percentage equal to the CC Debt Recap Sharing Ratio to each holder of Class A Units pro rata in accordance with their respective Class A Units as of such time (the total amount distributed to the Class A Members pursuant to this Section 2 of this Exhibit A, the “CC DR Distribution”) and (B) the percentage equal to the Fervo Debt Recap Sharing Ratio to each holder of Class B Units pro rata in accordance with their respective Class B Units as of such time. The CC DR Distribution shall be subdivided into a DR MOIC Distribution and Base DR Distribution.
Section 3.    Distributions of Distributable ITC Transfer Proceeds. Notwithstanding Section 1 of this Exhibit A, the Board shall cause the Company to distribute all Distributable ITC Transfer Proceeds to the Members as follows: (A) the percentage equal to the CC ITC Transfer Sharing Ratio to each holder of Class A Units pro rata in accordance with their respective Class A Units as of such time (the total amount distributed to the Class A Members pursuant to this
Exhibit A - 3

Section 3 of this Exhibit A, the “CC ITC Distribution”) and (B) the percentage equal to the Fervo ITC Transfer Sharing Ratio to each holder of Class B Units pro rata in accordance with their respective Class B Units as of such time. The CC ITC Distribution shall be subdivided into a ITC MOIC Distribution and Base ITC Distribution.
Section 4.    Definitions. As used in this Exhibit A, the following terms have the following meanings; provided that capitalized terms used in this Exhibit A but not otherwise defined in this Section 4 shall have the meanings given to them in the Agreement.
“Accumulation Factor” means the amount determined in accordance with the following formula: (1 + Second Flip IRR)^(Payment Date – Effective Date) ÷ 365.
“Base DR Distribution” means an amount equal to (i) the CC DR Distribution, minus (ii) the DR MOIC Distribution.
“Base ITC Distribution” means an amount equal to (i) the CC ITC Distribution, minus (ii) the ITC MOIC Distribution.
“Cash Sharing Ratio” means (a) with respect to the Class A Members, the applicable CC Cash Sharing Ratio, and (b) with respect to the Class B Members, the Fervo Cash Sharing Ratio.
“CC Cash Sharing Ratio” means (i) prior to the First Flip Date, the CC First Sharing Ratio; (ii) after the First Flip Date and prior to the Second Flip Date, the CC Second Sharing Ratio; (iii) after the Second Flip Date and prior to the Third Flip Date, the CC Third Sharing Ratio; and (iv) after the Third Flip Date, 0%.
“CC Debt Recap Sharing Ratio” means the CC First Sharing Ratio.
“CC DR Distribution” has the meaning set forth in Section 2 of this Exhibit A.
“CC First Sharing Ratio” means the applicable percentage determined in accordance with Schedule 2 of the Agreement.
“CC ITC Distribution” has the meaning set forth in Section 3 of this Exhibit A .
“CC ITC Transfer Sharing Ratio” means the CC First Sharing Ratio.
“CC Second Sharing Ratio” means the applicable percentage determined in accordance with Schedule 2 of the Agreement.
“CC Third Sharing Ratio” means the applicable percentage determined in accordance with Schedule 2 of the Agreement.
“Class A Unpaid Capital Amount” means, for any Class A Unit at any time, the amount of Class A Capital Contributions attributable to the acquisition of such Class A Unit, reduced by the aggregate amount of all distributions (exclusive of any DR MOIC Distribution and/or ITC MOIC Distribution by the Company, which shall not be included as distributions by the Company for
Exhibit A - 4

purposes of this definition) made by the Company in respect of such Class A Unit prior to such time.
“Debt Recap” means the entry by the Company or the Project Company into one or more Term Loan financing agreements that (i) closes on or after the Effective Date and prior to Final Completion, and (ii) involves an aggregate principal amount of indebtedness that exceeds $245,600,000 (or, if greater, the aggregate outstanding balance under the XRC Loan Agreement and Project Company LLCA).
“Distributable DR Proceeds” means an amount equal to the sum of (A) the net proceeds received by the Company (after deducting closing fees and required cash reserves) from any Debt Recap; minus (B) any amounts applied to repay outstanding obligations under the XRC Loan Agreement; minus (C) any due and payable capital expenditures of the Company Group.
“Distributable ITC Transfer Proceeds” means an amount equal to the sum of (i) the total aggregate amount of proceeds from any ITC Transfer received by the Company, minus (ii) any amounts applied to repay outstanding obligations under the XRC Loan Agreement.
“DR MOIC Distribution” means the amount determined in accordance with the following formula: CC DR Distribution x Max(0,(1.2 – Accumulation Factor)).
“Fervo Cash Sharing Ratio” means the percentage that is equal to (i) 100%, minus (ii) the then applicable CC Cash Sharing Ratio.
“Fervo Debt Recap Sharing Ratio” means the percentage equal to (i) 100%, minus (ii) the CC Debt Recap Sharing Ratio.
“Fervo ITC Transfer Sharing Ratio” means the percentage equal to (i) 100%, minus (ii) the CC ITC Transfer Sharing Ratio.
“First Flip Date” means the date on which (i) the Class A Unpaid Capital Amount has been reduced to zero dollars ($0.00), and (ii) the First Flip IRR has been achieved.
“First Flip IRR” means, in respect of any Class A Unit, as of any time of determination, an IRR of 0% with respect to such Class A Unit.
“IRR” means, with respect to any Class A Unit, the internal rate of return on the aggregate amount of Capital Contributions made in respect of such Class A Unit, computed using the Microsoft Excel XIRR function, where all Capital Contributions made in respect of such Class A Unit are recorded as negative values and all distributions made by the Company in respect of such Class A Unit (exclusive of any DR MOIC Distribution and/or ITC MOIC Distribution by the Company) are recorded as positive values, and using the actual dates of such Capital Contributions and distributions. For the avoidance of doubt, “IRR” shall be calculated without taking into account any Taxes payable by a Class A Member with respect to any distributions by the Company or any costs or expenses of a Class A Member.
“ITC MOIC Distribution” means the amount determined in accordance with the following formula: Max(0,(CC ITC Distribution – $10,000,000)) x Max(0,(1.2 – Accumulation Factor)).
Exhibit A - 5

“ITCs” means the investment tax credits provided for pursuant to Section 48 of the Code.
“ITC Transfer” means any transfer of ITCs pursuant to a federal income tax election pursuant to Section 6418 of the Code.
“Payment Date” means the date that either the CC ITC Distribution or the CC DR Distribution, as applicable, is paid to the Class A Members.
“Second Flip Date” means the date on which (i) the Class A Unpaid Capital Amount has been reduced to zero dollars ($0.00), and (ii) the Second Flip IRR has been achieved.
“Second Flip IRR” means, in respect of any Class A Unit, as of any time of determination, (i) if any member of the Company Group has issued Term Debt (or equivalent) as of the time of determination, an IRR of 12.5% with respect to such Class A Unit, or (ii) if no member of the Company Group has issued Term Debt (or equivalent) as of the time of determination, an IRR of 12% with respect to such Class A Unit.
“Third Flip Date” means (i) if any member of the Company Group has issued Term Debt (or equivalent) as of the date of determination, the later of (A) the Second Flip Date (as defined in Exhibit A) and (B) the fifteenth (15th) anniversary of the date of Final Completion; or (ii) if no member of the Company Group has issued Term Debt (or equivalent) as of the date of determination, the Second Flip Date.
“Transmission Condition” means the entry by CGS 3 and CGS 5, as applicable, into one or more transmission service agreements that collectively either (i) provide 15 years of firm transmission service sufficient to meet the delivery obligations for the contracted MWs of power under the PPAs or (ii) provide firm transmission service (for any amount of time) sufficient to meet the delivery obligations for the contracted MWs under the PPAs or equivalent transmission agreements, if such agreement(s) include an explicit auto-renewal clause.
Exhibit A - 6

Exhibit B
Form of Adoption Agreement
This adoption agreement (this “Adoption Agreement”) is executed as of ___________ pursuant to the terms of the Amended and Restated Limited Liability Company Agreement of Cape Phase 1 Intermediate HoldCo, LLC, dated October 6, 2025, and the Schedules and Exhibits thereto, as amended or restated from time to time, a copy of which is attached hereto (the “LLC Agreement”), by the transferee (“Transferee”) executing this Adoption Agreement. Initially capitalized terms not defined herein shall have the meanings assigned to such terms in the LLC Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:
1.    Acknowledgment. Transferee acknowledges that Transferee is acquiring [___] [Class A/Class B] Units, subject to the terms of the LLC Agreement. Transferee further acknowledges that until Transferee is admitted to the Company as a Member that Transferee has only the rights described in the LLC Agreement pertaining to Transferees.
2.    Agreement. Transferee (a) agrees that the [Class A/Class B] Units acquired by Transferee shall be bound by and subject to the terms of the LLC Agreement and (b) hereby joins in, and agrees to be bound by, the LLC Agreement (including the Exhibits and Schedules) with the same force and effect as if the Transferee were originally a party thereto.
3.    Notice. Any notice required by the LLC Agreement shall be given to Transferee at the address listed below Transferee’s signature below.
4.    Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge that he/she is fully aware of, understands, and consents, for himself/herself and his/her heirs, assigns, and legal representatives, to the terms of the LLC Agreement, as amended from time to time in accordance with its terms, and its binding effect upon any community property interest or marital settlement awards he/she may now or hereafter own or receive, and agrees that the termination of his/her marital relationship with such Transferee for any reason shall not have the effect of removing any Unit in the Company subject to the LLC Agreement from the coverage thereof and that his/her awareness, understanding, consent, and agreement is evidenced by his/her signature below.

TRANSFEREE:

By:
Name:

Information for Notices:

Email:
Exhibit B - 1

Exhibit C
Project Budget
[***]
Exhibit C - 1

Exhibit D
Base Case Model
[***]
Exhibit D - 1

Exhibit E
Buyout Model Principles
[***]
Exhibit E - 1